Exhibit 2.6

LIMITED LIABILITY PARTNERSHIP CONFORMED COPY

DATED 23 AUGUST 2005

WPP GROUP PLC

WPP FINANCE CO. LIMITED

and

WPP GROUP U.S. FINANCE CORP.

(AS BORROWERS)

WPP GROUP PLC

(AS GUARANTOR)

CITIBANK INTERNATIONAL PLC

(AS FACILITY AGENT)

CITIBANK, N.A.

(AS SWINGLINE AGENT)

and

THE LENDERS HEREIN REFERRED TO

US$1,600,000,000 REVOLVING CREDIT FACILITY AGREEMENT (INCLUDING US$1,400,000,000 SWINGLINE FACILITY)

SCHEDULE 5 FORM OF ACCESSION NOTICE	87

SCHEDULE 6 NOTICE OF PROPOSED SUBSTITUTION	88

SCHEDULE 7 FORM OF NOVATION AGREEMENT	89

SCHEDULE 8 FORM OF TRANSFER CERTIFICATE	92

THIS AGREEMENT is made the 23 day of August 2005.

BETWEEN:

(1)	WPP GROUP PLC of Industrial Estate, Hythe, Kent, CT21 6PE as guarantor and borrower (the “Company”);

(2)	WPP FINANCE CO. LIMITED of 27 Farm Street, London W1J 5RJ as borrower (“WPP Finance”);

(3)	WPP GROUP U.S. FINANCE CORP. of 125 Park Avenue, New York, NY 10017, USA as borrower (“WPP Group U.S. Finance”);

(4)	CITIBANK INTERNATIONAL plc of 4 Harbour Exchange Square, London, E14 9GE (the “Facility Agent”);

(5)	CITIBANK, N.A. of 388 Greenwich Street, New York, NY 10013, USA as swingline agent (the “Swingline Agent”); and

(6)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part I and Part II of Schedule 1 (Lenders and Commitments) (the “Lenders”).

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Agreement each of the following expressions has, except where the context otherwise requires, the meaning shown opposite it:

“Accession Notice” means in respect of a proposed Additional Obligor, a notice substantially in the form set out in Schedule 5 (Form of Accession Notice) duly completed and signed on behalf of the proposed Additional Obligor and the Obligors’ Agent;

“Accounts Receivable Facilities” means the receivables purchase agreement dated as of 20 November 2002, among Capital IV LLC, as seller, WPP Group USA, Inc., as servicer, HSBC Securities (USA) Inc., as administrator and the other purchaser related parties signatory thereto (together with all related transaction documents) as amended, increased, restated, extended, refinanced or replaced from time to time;

“Additional Obligor” means an additional Borrower or an additional Guarantor, pursuant, in each case, to Clause 3.7 (Accession of Additional Obligors);

“Advance” means a Revolving Facility Advance or a Swingline Advance;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Agent’s Spot Rate of Exchange” means the spot rate of exchange determined by the Facility Agent for the purchase with one currency of any other relevant currency in the London foreign exchange market at or about 11.00 a.m. on the date of the relevant Request for delivery two Business Days later, the Facility Agent’s certificate of such rate being conclusive in the absence of manifest error;

“Agent” means the Facility Agent or the Swingline Agent and the term “Agents” shall mean both of them;

“Alternative Currency” means euro, sterling and any other currency (other than U.S. Dollars) which is freely transferable and immediately convertible into U.S. Dollars and available in the London Interbank Market;

“Applicable Accounting Principles” means accounting principles and practices as used in the 2004 IFRS Reconciliation;

“Availability Period” means the period commencing on the Signing Date and ending at the close of business in New York on the Final Drawing Date;

“Back to Back Loan” means any loan or other financial accommodation made available to a member of the Group to the extent that the creditor has recourse directly or indirectly to a deposit of cash or cash equivalent investments beneficially owned by any member of the Group placed, as part of a related transaction, with that creditor (or an affiliate of that creditor) or a financial institution approved by that creditor on the basis that the deposit be available, directly or indirectly, so as to reduce the economic exposure of the creditor to the Group, when looking at the related transactions together, to a net amount;

“Borrower” means the Company, WPP Finance, WPP Group U.S. Finance and any additional Borrower as shall accede to this Agreement as a Borrower pursuant to Clause 3.7 (Accession of Additional Obligors) or be substituted under Clause 3.9 (Substitution of Borrowers), in each case so long as they remain or are required to remain Borrowers and, as the context requires, together the “Borrowers”;

“Break Costs” means the amount (if any) by which:

(a)	the interest (exclusive of Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open in London for the transaction of business of the nature required by this Agreement and:

(a)	in relation to a day on which a payment is to be made in a currency other than euros in the place of the principal domestic market of the currency of such payment; and

(b)	which is (in relation to any fixing date for euros), a TARGET day;

“Commitment” means a Revolving Facility Commitment or a Swingline Commitment;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form recommended by the LMA from time to time or in any other form agreed between the Company and the Facility Agent;

“Dollar Amount” means:

(a)	in relation to any Advance or other amount denominated in U.S. Dollars, its principal amount; or

(b)	in relation to any Advance in an Alternative Currency, the Dollar Equivalent of the principal amount of such Advance determined on the date on which a Request is received by the Facility Agent;

“Dollar Equivalent” means in relation to any amount denominated in any currency other than U.S. Dollars, the equivalent thereof in U.S. Dollars as determined by the Facility Agent on the basis of the Agent’s Spot Rate of Exchange on the date of determination;

“Drawing Date” means a Business Day upon which any Advance is to be made available;

“Earn-out Payment” means any payment made or to be made to a former shareholder in a Subsidiary pursuant to arrangements made in connection with the acquisition of such Subsidiary by any member of the Group and related to the performance of that Subsidiary, including any payment in respect of loan notes issued to such former shareholder in connection with the said acquisition but excluding payments under Employee Incentive Plans;

“Eligible Company” means Holdco, any of the Borrowers and any other wholly owned Subsidiary which is approved by the Facility Agent (acting on the instructions of the Majority Lenders);

“Employee Incentive Plan” means any arrangement entered into by any member of the Group (other than Earn-out Payments) for the payment for services, acquisition or purchase of shares, warrants or other equity linked instruments of any kind (or options for any of the foregoing) or similar arrangements with any person (or any entity on behalf of or ultimately for the benefit of that person) primarily for the purpose of incentivising or compensating that person for services to any member of the Group in the nature of services of employment;

“EURIBOR” means in relation to any Advance in euros:

(a)	the applicable Screen Rate; or

(b)	if the Screen Rate is not available for the relevant period, the arithmetic mean of the rates (rounded upwards to five decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European Interbank Market, at or about 11.00 a.m. Brussels time on the Rate Fixing Day for the offering deposits in euros for a period comparable to the relevant Interest Period;

“euro” and “EUR” mean the single currency unit of the Participating Member States;

“Event of Default” means any of the events mentioned in Clause 16.1 (Events of Default);

“Exceptional Items” has the meaning given to it in the Applicable Accounting Principles but shall exclude any items falling within the definition of Extraordinary Items;

“Existing Facility” means the facility made available pursuant to the US$750,000,000 revolving credit facility agreement dated 4 September 2001 between the Company and the other borrowers, the facility agent and the lenders (in each case as named therein);

“Extraordinary Items” has the meaning given to it in the Applicable Accounting Principles;

“Facility” means the Revolving Facility or the Swingline Facility (as a sub-limit of the Revolving Facility);

“Facility Agent” means Citibank International plc or any successor as facility agent of the Lenders under the Financing Documents;

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Fee Letter” means any letters dated on or about the date of this Agreement between, amongst others, the Facility Agent and/or Swingline Agent and the Company setting out any of the fees referred to in Clause 21 (Fees and Expenses);

“Final Drawing Date” means the date falling seven days prior to the Final Maturity Date;

“Final Maturity Date” means the date falling 7 years from the date of this Agreement;

“Financing Documents” means this Agreement, the Accession Notices, any Fee Letters and any other document designated as such by the Facility Agent and the Obligors’ Agent in writing;

“Finance Party” means the Facility Agent, the Swingline Agent or a Lender;

“Group” means the Company (or any Holdco) and its Subsidiaries from time to time;

“Guaranteed Amounts” means any and all amounts whatsoever (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in sub-clause 16.1.6 of Clause 16.1 (Events of Default), whether or not such interest constitutes an allowed claim for the purposes of such proceeding) which are to be paid by the Obligors (or any of them) other than the Company to the Finance Parties (or any of them) under the Financing Documents;

“Guarantor” means the Company and any other member of the Group which becomes an additional Guarantor in accordance with Clause 13.17 (Guarantees) or Clause 3.7 (Accession of Additional Obligors);

“Holdco” means any Holding Company incorporated in England and Wales which accedes to this Agreement as an Additional Obligor pursuant to a Reorganisation and which, until such accession, for the avoidance of doubt, does not have any obligations under this Agreement;

“Holding Company” means in relation to a person, an entity of which that person is a Subsidiary;

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board as at 31 December 2004;

“Interest Payment Date” means for any Advance, the last day of an Interest Period and for any Interest Period longer than six months the dates falling at six monthly intervals after the first day of such Interest Period and the last day of such Interest Period;

“Interest Period” means for any Advance, the period determined in accordance with sub-clause 5.1.5 of Clause 5.1 (Revolving Facility Advances) or sub-clause 6.3.1(f) of Clause 6.3 (Completion of a Request for Swingline Advances);

“Lenders” means the Revolving Facility Lenders and the Swingline Lenders;

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency and period, the arithmetic mean (rounded upwards to five decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London Interbank Market, at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in the currency of the relevant Advance for a period comparable to the relevant Interest Period;

“Loan” means the aggregate of Advances outstanding under this Agreement;

“£”, “pounds” and “sterling” mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland;

“Majority Lenders” means at any time, Lenders whose Commitments represent more than 66 2/3% in aggregate of the Revolving Facility Total Commitments;

“Mandatory Cost” means:

(a)	the cost of compliance with (i) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank, as determined in accordance with Schedule 2 (Calculation of the Mandatory Cost);

(b)	in relation to an Advance denominated in U.S. Dollars to a US Subsidiary made available by a US incorporated bank or a US branch of a non-US incorporated bank, the cost (if any) certified by that Lender as being the cost to it of complying with Regulation D of the Board of Governors of the Federal Reserve System of the United States of America attributable to such Advance; and

(c)	in relation to any Advance, the cost (if any) certified by any relevant Lender as being the cost to it of complying with any applicable regulatory or central bank requirement relating to Advances in that currency made through a branch in the jurisdiction of the relevant currency (including, for the avoidance of doubt, any reserve asset requirements of the European Central Bank);

“Margin” has the meaning given thereto in Clause 9.1 (Margin, Commitment and Utilisation Fees);

“Material Subsidiary” means at any time, a Subsidiary whose revenues or operating profits are at least 5% of the aggregate of the total consolidated revenues or, as the case may be, total consolidated operating profits of all members of the Group. For this purpose:

(a)	in the case of a company which itself has subsidiaries, the calculation shall be made by using the consolidated revenues or, as the case may be, consolidated operating profits of it and its subsidiaries;

(b)	the calculation of consolidated revenues or, as the case may be, consolidated operating profits shall be made by reference to:

(i)	the accounts of the relevant Subsidiary (consolidated where necessary) used for the purpose of the most recent audited consolidated accounts of the Company; and

(ii)	the accounts of each member of the Group used for the purpose of those audited consolidated accounts of the Company;

“Media Guarantee” means a guarantee issued or to be issued in favour of the Independent Television Association and/or Channel Four Television Corporation;

“Notice of Proposed Substitution” means in respect of a proposed substitute Borrower, the notice delivered by the Obligors’ Agent to the Facility Agent in the form set out in Schedule 6 (Notice of Proposed Substitution);

“Novation Agreement” means in respect of a proposed substitute Borrower, a novation agreement substantially in the form set out in Schedule 7 (Form of Novation Agreement) duly executed or to be executed by the parties thereto;

“Obligors” means the Guarantors and the Borrowers;

“Obligors’ Agent” means the Company as agent for the Borrowers and the Guarantors and each of them in accordance with Clause 3.5 (Obligors’ Agent);

“Original Financial Statements” means the audited consolidated financial statements (including the profit and loss, cash flow statement and balance sheet) of the Group for the year ended 31 December 2004;

“Outstandings” means the aggregate of the Dollar Amounts of all Advances for the time being outstanding under the Facility;

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

“Party” means a party to this Agreement;

“Potential Event of Default” means any event which with the giving of notice, expiry of any grace period or satisfaction of any other condition specified in Clause 16.1 (Events of Default) would constitute an Event of Default;

“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an Advance under a Financing Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an Advance under a Financing Document; or

(2)	in respect of an Advance made under a Financing Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that Advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that Advance:

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that Advance that falls to it by reason of sections 114 and 115 of the Taxes Act;

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Advance in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(C)	a Treaty Lender;

“Rate Fixing Day” means:

(a)	the second Business Day before the first day of an Interest Period for an Advance; or

(b)	in the case of an Advance in euros only, the second TARGET day before the first day of an Interest Period for that Advance; or

(c)	in the case of an Advance in Sterling only, the first day of the Interest Period for that Advance; or

such other day on which it is market practice in the relevant interbank market for leading banks to give quotations for deposits in the relevant currency for delivery on the first day of the Interest Period of an Advance, as determined by the Facility Agent;

“Ratio Certificate” means the certificate referred to in sub-clause 13.6.2 of Clause 13.6 (Compliance certificates);

“Reference Banks” means, the principal London office of each of Calyon, The Royal Bank of Scotland plc, Citibank, N.A. and any replacement Lender nominated under Clause 9.6 (New Reference Bank);

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market;

“Reorganisation” means any solvent reorganisation in respect of the Group pursuant to which a Holdco is formed and in relation to which the Company procures that the Holdco accedes as a Guarantor under this Agreement following such reorganisation coming into effect;

“Request” means a notice of drawing substantially in the form set out in Part I or Part II of Schedule 3 (Requests) duly completed and signed by the Obligors’ Agent;

“Revolving Facility” means the facility referred to in Clause 2.1 (The Facility) (including the Swingline Facility except where the context requires otherwise);

“Revolving Facility Advance” means the principal amount of each amount made available to a Borrower hereunder in respect of the Revolving Facility by way of advance or roll-over or (as the context requires) the principal amount thereof for the time being outstanding;

“Revolving Facility Commitment” means:

(a)	in relation to a Revolving Facility Lender on the date of this Agreement, the amount in U.S. Dollars opposite its name under the heading “Revolving Facility Commitment” in Part I of Schedule 1 (Lenders and Commitments) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Revolving Facility Lender, the amount of any Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

“Revolving Facility Lender” means

(a)	each of the banks and financial institutions listed in Part I of Schedule 1 (Lenders and Commitments) as a revolving facility lender; or

(b)	any other bank or financial institution that becomes a Revolving Facility Lender in accordance with Clause 23.2 (Assignments and Transfers by the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“Revolving Facility Total Commitments” means the aggregate amount of all the Revolving Facility Commitments in respect of all the Revolving Facility Lenders, being US$1,600,000,000 at the date of this Agreement (which includes the Total Swingline Commitments as a sub-limit);

“Security Interest” means any mortgage, charge, pledge, lien or other security interest;

“Screen Rate” means:

(a)	in relation to LIBOR, the average British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or the services ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Lenders;

“Sharing Lender” has the meaning given thereto in sub-clause 22.2.7 of Clause 22.2 (Pro Rata Sharing);

“Signing Date” means the date of this Agreement;

“Subsidiary” means a subsidiary for the time being of the Company (or Holdco) and “Subsidiaries” shall refer to all such subsidiaries;

“Swingline Advance” means an advance made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that advance;

“Swingline Commitment” means:

(a)	in relation to a Swingline Lender on the date of this Agreement, the amount in U.S. Dollars set opposite its name under the heading “Swingline Commitment” in Part II of Schedule 1 (Lenders and Commitments) and the amount of any other Swingline Commitment transferred to it under this Agreement; and

(b)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

“Swingline Facility” means the dollar swingline advance facility made available under this Agreement as described in Clause 7 (Swingline Advances);

“Swingline Lender” means:

(a)	each of the banks and financial institutions listed in Part II of Schedule 1 (Lenders and Commitments) as a swingline lender; or

(b)	any other bank or financial institution that becomes a Swingline Lender after the date of this Agreement in accordance with Clause 23.2 (Assignments and Transfers by the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“TARGET Day” means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open for settlement of payments in euro;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Total Swingline Commitments” means the aggregate amount of the Swingline Commitments, being US$1,400,000,000 at the date of this Agreement;

“Total Outstandings” means the aggregate amount from time to time of all Outstandings in respect of all the Lenders;

“Transfer Certificate” means a certificate substantially in the form of Schedule 8 (Form of Transfer Certificate) delivered by a Lender to the Facility Agent pursuant to Clause 23.6 (Procedure for Transfer);

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate;

“Treaty Lender” means a Lender which is:

(a)	treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Advance is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest;

“United States Person” means a United States person for U.S. federal income tax purposes;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Financing Documents;

“U.S. Borrower” and “U.S. Subsidiary” mean a Borrower or Subsidiary, as the case may be, incorporated or organised under the laws of any State in the United States of America;

“U.S. Dollars” and “$” mean the lawful currency of the United States of America;

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature; and

“2004 IFRS Reconciliation” means an unaudited reconciliation of the Original Financial Statements prepared by the Company and delivered to the Facility Agent prior to the date of this Agreement.

1.2	Financial Definitions

In this Agreement the following expressions have the following meanings:

“Borrowings” means:

(a)	moneys borrowed or raised (including, without limitation, amounts advanced under the Accounts Receivable Facility and any accounts receivable facility entered into on or after the date of this Agreement);

(b)	any liability under any bond, bill discounting facility, debenture, note or other similar debt security or under acceptance credit or note purchase facilities, letter of credit, subordinated debt or any amount raised pursuant to an issue of shares which are expressed to be redeemable (in cash or in instruments which would themselves constitute Borrowings) on or prior to the Final Maturity Date;

(c)	any liability in respect of the acquisition cost of assets or services to the extent payable more than 120 days before or after the time of acquisition or possession thereof by the party liable but excluding any bona fide performance related cash consideration payable under Employee Incentive Plans or for an acquisition calculated by reference to future profits in accordance with the current practice of the Group as at the date of this Agreement;

(d)	the capital element of rentals payable under finance leases (required to be disclosed in accordance with IFRS) entered into primarily as a method of raising finance or financing the acquisition cost of the asset in question; and

(e)	any guarantee or other assurance against financial loss in respect of any indebtedness of the type specified in Clauses 1.2(a) to (d) of this Clause 1.2 (including any obligation to counter-indemnify any person in respect of the provision of any such guarantee (but only to the extent that Borrowings supported thereby are outstanding) or of any Media Guarantee);

but:

(i)	indebtedness owing or shares issued by one member of the Group to another member of the Group shall not be taken into account as Borrowings;

(ii)	interest (other than interest which is capitalised and which itself bears interest), acceptance commission and finance charges shall be excluded;

(iii)	Trade Debt and Back to Back Loans shall be excluded;

(iv)	no indebtedness shall be taken into account more than once (so that, for example, a guarantee shall be excluded to the extent that the indebtedness guaranteed thereby is taken into account); and

(v)	the obligations of any member of the Group in respect of any Media Guarantee shall not be taken into account unless such Media Guarantee has been called upon in any way;

“Cash” means, at any time, cash in hand or at bank or cash equivalent instruments to which members of the Group are alone beneficially entitled and for so long as (a) there is no security over that cash or cash equivalent instrument and (b) such cash or such cash equivalent instrument is freely available to be applied in repayment or prepayment of the Facility;

“Consolidated EBITDA” means in respect of any Financial Period the Relevant Operating Profit of the Group for such Financial Period:

(a)	before deducting all depreciation and other amortisation and write-downs, including but not limited to, goodwill amortisation and brand write-downs;

(b)	before taking into account all Extraordinary Items and Exceptional Items (in each case whether positive or negative);

(c)	after deducting any gain over, and adding back any losses under, book value (including related goodwill) arising on the sale, lease or other disposal of any asset (other than on the sale of trading stock) during such period and any gain or loss arising on revaluation of any asset during such period, in each case to the extent that it would otherwise be taken into account, whether as an Exceptional Item or otherwise;

(d)	excluding the charge to profit represented by the expensing of stock options;

(e)	taking no account of unrealised gains/losses on financial instruments;

and for the purposes of the foregoing no item shall be effectively deducted or credited more than once in this calculation, all as determined on a consolidated basis by reference to the most recent financial statements and certificates delivered pursuant to Clause 13.6 (Compliance Certificates);

“Consolidated Total Net Debt” means at any time the aggregate amount of all obligations of the Group for or in respect of Borrowings but deducting the aggregate amount of freely available Cash held by any member of the Group at such time, and so that no amount shall be included or excluded more than once;

“Financial Period” shall refer to each period of 12 months ending on 30th June and 31st December in each year;

“Interest Cover Ratio” for any Financial Period in respect of the Group means the ratio of (a) Consolidated EBITDA to (b) Interest Expense less Interest Receivable;

“Interest Expense” means, in respect of any Financial Period, (a) the amount of interest (or equivalent consideration) accrued (on a consolidated basis) for or by way of interest or equivalent consideration on the Advances and other Borrowings of the Group as a whole including any interest or similar consideration paid or accrued or discounts given in respect of the sale or financing of Group accounts receivables and the amount of payments made under interest rate swap and cap agreements and similar interest rate hedging arrangements made by the Group as a whole and commissions payable in respect of Media Guarantees (but excluding commitment fees, management fees, banking arrangement fees, actuarial gains and losses, agent’s administration and participation fees (including those payable hereunder)) determined in accordance with IFRS, consistently applied less (b) the amount of payments from counterparties under interest rate swap and cap agreements and similar interest rate hedging arrangements receivable or received by the Group in respect of that period;

“Interest Receivable” means, in respect of any Financial Period, interest income accrued during that period on financial deposits and similar assets of the Group on a consolidated basis;

“Relevant Operating Profit” means, in respect of any Financial Period, the consolidated operating profits of the Group, as disclosed in or derived from the published or announced financial results of the Group;

“Trade Debt” means:

(a)	obligations of any member of the Group to pay the purchase price of assets or services purchased by any member of the Group in the ordinary course of business including, without limitation, indebtedness incurred by any member of the Group in respect of any documentary letter of credit, bill of exchange or promissory note issued in respect of any such purchase;

(b)	indebtedness incurred by any member of the Group in respect of any bill of exchange or promissory note drawn on or by, or accepted, issued or endorsed by, any member of the Group in the ordinary course of business, including, without limitation, indebtedness in respect of any moneys raised by way of sale, discounting or otherwise in respect of any such bill or note; and

(c)	indebtedness incurred by any member of the Group in respect of any guarantee, indemnity, counter-indemnity or other assurance against financial loss or indebtedness of the type specified in paragraph (a) or (b) above, except to the extent that any indebtedness falling within paragraphs (a) to (c) above is treated as borrowings under IFRS, consistently applied.

1.3	Construction

1.3.1	Except where the context otherwise requires, any reference in this Agreement to:

any of the Financing Documents (including this Agreement) or any other agreement or instrument is to such Financing Document as it may be altered, amended, supplemented or novated from time to time;

the “Facility Agent”, the “Swingline Agent”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

an “agreement” also includes a concession, contract, deed, franchise, licence, treaty or undertaking (in each case, whether oral or written);

the “assets” of any person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets and revenues (including any right to receive revenues);

“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

a “month” is to a calendar month;

“subsidiary” has the meaning ascribed thereto by section 736 of the Companies Act 1985 as amended, modified, replaced or re-enacted from time to time;

words and expressions (including defined words and expressions) importing the singular include the plural and vice versa, those importing the masculine gender include the feminine and vice versa, and references to persons include references to companies and corporations and vice versa;

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to whom it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

a provision of law is a reference to that provision as amended or re-enacted; and

a “time” is to London time.

1.3.2	Headings, sub-headings and the table of contents are for ease of reference only.

1.3.3

(a)	Unless expressly provided to the contrary in a Financing Documents, nothing in the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) and this Agreement confers or purports to confer on any third party any benefit or any right to enforce any term of this Agreement.

(b)	Notwithstanding any term of any Financing Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	AMOUNT AND PURPOSE OF THE FACILITY

2.1	The Facility

Subject to the terms and conditions hereof, the Lenders make available to the Borrowers a U.S. Dollar denominated multicurrency revolving credit facility in a maximum aggregate amount at the date of this Agreement of $1,600,000,000 pursuant to which:

2.1.1	the Revolving Facility Lenders shall, when requested by a Borrower, make cash advances in U.S. Dollars or in Alternative Currencies to that Borrower on a revolving basis during the Availability Period; and

2.1.2	the Swingline Lenders shall, when requested by a Borrower, make to that Borrower Swingline Advances in U.S. Dollars in a maximum aggregate amount at the date of this Agreement of $1,400,000,000 (as a sub-limit of the Revolving Facility) on a revolving basis during the Availability Period.

2.2	Purpose

The Facility shall be used:

2.2.1	to repay the Existing Facility; and

2.2.2	for general corporate purposes (including, in the case of the Swingline Facility, the purpose set out in Clause 7.2 (Purpose)).

2.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.	SYNDICATE AND BORROWERS AND GUARANTORS

3.1	Participation in Revolving Facility Advances

Subject to the provisions of this Agreement, each Lender shall participate in any utilisation of the Revolving Facility in the proportion which its Revolving Facility Commitment bears to the Revolving Facility Total Commitments up to an aggregate principal Dollar Amount outstanding at any time not exceeding its Revolving Facility Commitment.

3.2	Obligations Several

3.2.1	The rights and obligations of each Finance Party under the Financing Documents are several. Failure of a Finance Party to perform its obligations under the Financing Documents shall neither:

(a)	result in that Finance Party incurring any liability whatsoever; nor

(b)	relieve any Borrower, any Guarantor or any other Finance Party from their respective obligations under the Financing Documents.

3.2.2	The aggregate of the amounts due to each Finance Party under the Financing Documents at any time is a separate and independent debt and, save as otherwise provided in this Agreement and in particular subject to the provisions of Clause 16 (Default), each Finance Party shall have the right to protect and enforce its rights under the Financing Documents and it shall not be necessary (except as otherwise provided in the Financing Documents) for any other Finance Party to be joined as an additional party in any proceedings to this end.

3.3	Rights of Borrowers

No part of the Facility is reserved for any individual Borrower.

3.4	Liability of Borrowers

The obligations of each Borrower hereunder are separate and distinct and notwithstanding anything hereinafter contained no Borrower shall be liable for the obligations of any other Borrower hereunder or for the obligations of the Obligors’ Agent hereunder save that (a) this Clause 3.4 shall not affect the obligations of any Guarantor and (b) the obligations of the Borrowers pursuant to Clauses 17 (Indemnity) and 21 (Fees and Expenses) shall be joint and several.

3.5	Obligors’ Agent

Each Obligor irrevocably authorises and instructs the Obligors’ Agent separately to give and receive as agent on its behalf all notices and to take such other action (including, without limitation, the giving of consents, the signing of certificates or the acceptance of any proposal) as may be necessary or desirable under or in connection with the Financing Documents and confirms that it will be bound by any action taken by the Obligors’ Agent under or in connection with the Financing Documents.

3.6	Actions of Obligors’ Agent

The respective liabilities of each of the Obligors under the Financing Documents shall not be in any way affected by (a) any irregularity in any act done by or any failure to act by the Obligors’ Agent or (b) the Obligors’ Agent acting in any respect outside any authority conferred upon it by any Borrower or the Guarantor or (c) the failure by or inability of the Obligors’ Agent to inform any Obligor of receipt by it of any notification hereunder or under any of the other Financing Documents.

3.7	Accession of Additional Obligors

3.7.1	The Obligors’ Agent may from time to time deliver to the Facility Agent an Accession Notice in the form of Schedule 5 (Form of Accession Notice) duly completed and executed by the Obligors’ Agent and a proposed additional Borrower or, as the case may be, additional Guarantor (which must be (or, in the case of Holdco, will be following the Reorganisation becoming effective) a member of the Group if acceding as an additional Guarantor hereunder or a Holdco or wholly owned Subsidiary if acceding as an additional Borrower hereunder). Upon, but not before, the Facility Agent (acting on the instructions of the Majority Lenders) approving the accession (which approval is only required for a proposed additional Borrower) and notifying the Lenders of receipt of the Accession Notice and the documents specified in Clause 4.2 (Conditions for Additional and Substitute Obligors) in form and substance satisfactory to the Facility Agent (acting reasonably), the proposed additional Borrower or additional Guarantor shall become an additional Borrower or, as the case may be, an additional Guarantor.

3.7.2	For the avoidance of doubt, each Finance Party approves the addition of Holdco as an additional Borrower and/or additional Guarantor hereunder, following the Reorganisation becoming effective, without the need for the Obligors’ Agent to obtain any further consent on such date but subject to delivery of the Accession Notice and accompanying conditions precedent documents referred to above (in form and substance satisfactory to the Facility Agent (acting reasonably)) and compliance with the provisions of paragraphs (c) and (d) of Clause 13.19 (“Know your customer checks”).

3.8	Removal of Borrowers

Any Borrower (other than the Company and Holdco), in respect of which no Advance is outstanding hereunder (including any other amounts outstanding in relation thereto) in respect of the Facility may at the request of the Obligors’ Agent cease to be a Borrower hereunder in respect of the Facility by entry into a supplemental agreement to this Agreement in such form as the Facility Agent and the Obligors’ Agent shall reasonably require which shall discharge the Borrower’s obligations hereunder.

3.9	Substitution of Borrowers

Any Borrower (the “Existing Borrower”) may be released from its obligations under this Agreement in relation to the Facility provided that another Eligible Company (the “Substitute Borrower”) assumes the obligations in respect thereof of the Existing Borrower and provided further that:

3.9.1	any such substitution shall take effect on and from the later of the day upon which the Facility Agent notifies the Obligors’ Agent in writing that it is satisfied with the compliance with the matters set out in sub-clauses 3.9.3 and 3.9.4 of this Clause 3.9 and the date for substitution specified in the relevant Notice of Proposed Substitution;

3.9.2	a Notice of Proposed Substitution, substantially in the form of Schedule 6 (Notice of Proposed Substitution) has been delivered by the Obligors’ Agent to the Facility Agent not less than 14 days prior to the proposed substitution;

3.9.3	the Substitute Borrower enters into a Novation Agreement with the Existing Borrower, the Obligors’ Agent and the Facility Agent on behalf of the Lenders in the form of Schedule 7 (Form of Novation Agreement) together with such amendments as the Facility Agent may reasonably require; and

3.9.4	the documents referred to in Clause 4.2 (Conditions for Additional and Substitute Obligors) shall have been provided to the Facility Agent.

3.10	Legal/Regulatory Restrictions

If at any time any Lender is prohibited either by law or pursuant to any requirement of any central bank or other fiscal, monetary or other authority from making Advances to a Borrower organised under the laws of a particular jurisdiction which shall have been approved as an additional Borrower or a Substitute Borrower (as defined in Clause 3.9 (Substitution of Borrowers)) in accordance with Clause 3.7 or Clause 3.9 or from having any rights or obligations under this Agreement in respect of Advances to such a Borrower, such Lender shall notify the Facility Agent and the Company prior to the date on which such Borrower accedes to this Agreement, and such Lender will not be obliged to make Advances to such Borrower.

4.	CONDITIONS PRECEDENT

4.1	Conditions to the Facility

No Borrower may deliver a Request unless the Facility Agent has received the following in each case in form and content satisfactory to it (acting reasonably), that is to say:

4.1.1	a certificate in respect of each Obligor signed by an officer of the Obligor substantially in the form set out in Schedule 4 (Certificate) and the documents therein referred to;

4.1.2	a certificate of a director of the Company confirming that utilisation in full of the Facility in accordance with its terms would not cause any borrowing and/or guarantee limit on any Obligor to be exceeded;

4.1.3	evidence that the Existing Facility has been or will be prepaid in full and irrevocably cancelled on or before the date on which the first Advance is made under this Agreement.

4.1.4	a copy of the Original Financial Statements including the 2004 IFRS Reconciliation and, if required to be produced by the relevant statutory authority, the latest audited financial statements for each Borrower;

4.1.5	an opinion of Davis & Gilbert LLP counsel to the Company in the USA, substantially in the form distributed to the Lenders prior to signing this Agreement;

4.1.6	an opinion of Clifford Chance LLP, English Counsel to the Lenders, substantially in the form distributed to the Lenders prior to signing this Agreement; and

4.1.7	evidence that the fees, costs and expenses then due from the Company pursuant to Clause 9 (Interest and Fees) and Clause 20 (Fees and Expenses) have been paid or will be paid by the first Drawing Date.

The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Conditions for Additional and Substitute Obligors

A proposed additional or substitute Obligor shall deliver to the Facility Agent the following documents in each case in form and content satisfactory to the Facility Agent (acting reasonably), that is to say:

4.2.1	a certificate signed by the secretary of the Borrower or, as the case may be, the Guarantor substantially in the form set out in Schedule 4 (Certificate) and the documents therein referred to;

4.2.2	a certificate of a director of the Company confirming that utilisation in full of the Facility or, as the case may be, guaranteeing the Facility in accordance with its terms would not cause any borrowing limit on any Borrower or guaranteeing limit on any Guarantor, as appropriate, to be exceeded; and

4.2.3	an opinion of an independent firm of lawyers in the country of incorporation of the Borrower or, as the case may be, the Guarantor.

4.3	Conditions to Each Utilisation of the Revolving Facility

Each utilisation, in whatever form, of the Revolving Facility (other than any utilisation which, taken together with any repayment on the date of such utilisation of amounts outstanding under the Revolving Facility in the same currency, will not result in any increase in the amount outstanding thereunder (a “roll-over utilisation”)) is subject to the further conditions precedent that both on the date of the relevant Request and on the relevant Drawing Date or date of utilisation:

4.3.1	no Event of Default or Potential Event of Default has occurred and is continuing or would occur as a result of making the Revolving Facility Advance available or permitting the utilisation; and

4.3.2	each of the warranties deemed to be repeated in Clause 12 (Representations and Warranties) remains accurate in all material respects at the Drawing Date or the date of the relevant utilisation as if given on that date by reference to the facts and circumstances then existing.

Each roll-over utilisation is subject to the further condition precedent that both on the date of the relevant Request and on the date of such roll-over utilisation no Event of Default has occurred or is continuing or would occur as a result of making the Revolving Facility Advance available or permitting the utilisation.

5.	UTILISATION OF THE REVOLVING FACILITY

5.1	Revolving Facility Advances

Subject to the terms of this Agreement, any Borrower may on Business Days during the Availability Period draw an Advance under the Revolving Facility by the Obligors’ Agent delivering to the Facility Agent no later than 3 p.m. on the third Business Day prior to the proposed Drawing Date for a Revolving Facility Advance in U.S. Dollars or in an Alternative Currency (other than sterling), and no later than 3 p.m. on the Business Day prior to the proposed Drawing Date for a Revolving Facility Advance to be in sterling a duly completed Request in the form set out in Part I of Schedule 3 (Requests), specifying in respect of the proposed Revolving Facility Advance:

5.1.1	the Borrower;

5.1.2	the proposed Drawing Date, which shall be a Business Day falling on or prior to the Final Drawing Date;

5.1.3	the currency of the Revolving Facility Advance (each Request shall request one currency only) which must be U.S. Dollars or an Alternative Currency;

5.1.4	the amount of the Revolving Facility Advance which shall be a Dollar Amount of not less than $5,000,000 (or its equivalent in Alternative Currencies) or such other multiple in the currency concerned as the Facility Agent and the Obligors’ Agent may agree and which shall not in any event at the time immediately preceding the Revolving Facility Advance exceed (a) the Revolving Facility Total Commitments less (b) the aggregate of the Total Outstandings; and

5.1.5	the Interest Period which in respect of Revolving Facility Advances under the Revolving Facility from time to time having an aggregate principal amount which does not for the time being exceed $250,000,000, may be for a period of between seven and thirty days and otherwise may be for a period of one, two, three or six months or such other period as has been agreed by the Obligors’ Agent with, in respect of periods not exceeding twelve months, the Facility Agent (acting on the instructions of the Majority Lenders) and in respect of periods of twelve months or more, the Facility Agent (acting on the instructions of all the Lenders).

5.2	Irrevocability

A Request shall be irrevocable and, subject to the terms of this Agreement, the Borrower named therein shall draw the Revolving Facility Advance on the Drawing Date specified in the Request.

5.3	Notice to Lenders

When the Facility Agent actually receives a Request pursuant to Clause 5.1 (Revolving Facility Advances) it shall promptly on the date of receipt notify each of the Lenders of the amount of the proposed Advance and the proposed Drawing Date and that Lender shall, subject to the provisions of this Agreement, make available to the Facility Agent on the Drawing Date its participation in that Advance.

5.4	Number of Revolving Facility Advances

No more than 15 Revolving Facility Advances may be outstanding at any one time.

6.	UTILISATION - SWINGLINE ADVANCES

6.1	General

6.1.1	In this Clause and Clause 7 (Swingline Advances):

(a)	“Available Swingline Commitment” of a Swingline Lender means (but without limiting Clause 6.5 (Relationship with the Revolving Facility) that Lender’s Swingline Commitment minus:

(i)	the Dollar Amount of its participation in any outstanding Swingline Advances; and

(ii)	in relation to any proposed utilisation under the Swingline Facility, the Dollar Amount of its participation in any Swingline Advances that are due to be made under the Swingline Facility on or before the proposed Drawing Date, other than that Lender’s participation in any Swingline Advances that are due to be repaid or prepaid on or before the proposed Drawing Date.

(b)	“Available Swingline Facility” means the aggregate for the time being of each Swingline Lender’s Available Swingline Commitment.

(c)	“Federal Funds Rate” means, in relation to any day, the rate per annum equal to:

(i)	the weighted average of the rates on overnight Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(ii)	if a rate is not so published for any day which is a New York Business Day, the average of the quotations for that day on such transactions received by the Swingline Agent from three Federal funds brokers of recognised standing selected by the Swingline Agent.

(d)	“New York Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City; and

(e)	“Overall Commitment” of a Lender means:

(i)	its Revolving Facility Commitment; or

(ii)	in the case of a Swingline Lender which does not have a Revolving Facility Commitment, the Revolving Facility Commitment of a Lender which is its Affiliate.

6.1.2	Any reference in this Agreement to:

(a)	an “Interest Period” includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated; and

(b)	a “Lender” includes a Swingline Lender unless the context otherwise requires.

6.1.3

(a)	Clauses 4.3 (Conditions to Each Utilisation of the Revolving Facility Advance);

(b)	Clause 5 (Utilisation of the Revolving Facility);

(c)	Clause 8 (Alternative Currencies for Revolving Facility);

(d)	Clause 9 (Interest and Fees) as it applies to the calculation of interest on an Advance but not default interest on an overdue amount; and

(e)	Clause 14.5 (Market Disruption),

do not apply to Swingline Advances.

6.2	Delivery of a Request for Swingline Advances

6.2.1	A Borrower may utilise the Swingline Facility by delivery to the Swingline Agent of a duly completed Request in the form of Part II of Schedule 3 (Requests) not later than 11.00 a.m. (New York time) on the proposed Drawing Date.

6.2.2	Each Request for a Swingline Advance must be sent to the Swingline Agent to the address in New York City notified by the Swingline Agent for this purpose with a copy to its address referred to in Clause 24.5 (Notices).

6.3	Completion of a Request for Swingline Advances

6.3.1	Each Request for a Swingline Advance is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it specifies that it is for a Swingline Advance;

(c)	the proposed Drawing Date is a New York Business Day within the Availability Period;

(d)	the Swingline Advance is denominated in U.S. Dollars;

(e)	the amount of the proposed Swingline Advance is an amount whose Dollar Amount is not more than the Available Swingline Facility and is a minimum of U.S.$5,000,000 or, if less, the Available Swingline Facility; and

(f)	the proposed Interest Period:

(i)	does not overrun the Final Maturity Date ; and

(ii)	is a period of not more than five New York Business Days; and

(iii)	ends on a New York Business Day.

6.3.2	Only one Swingline Advance may be requested in each Request.

6.4	Swingline Lenders’ participation

6.4.1	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Advance available through its Facility Office in New York City.

6.4.2	The Swingline Lenders will only be obliged to comply with sub-clause 6.4.1 above if on the date of the Request and on the proposed Drawing Date:

(a)	no Event of Default or Potential Event of Default is continuing or would result from the proposed Utilisation; and

(b)	the representations deemed to be repeated by each Obligor in accordance with Clause 12 (Representations and Warranties) are true in all material respects.

6.4.3	The amount of each Swingline Lender’s participation in each Swingline Advance will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Advance, adjusted to take account of any limit applying under Clause 6.5 (Relationship with the Revolving Facility).

6.4.4	The Swingline Agent shall promptly notify each Swingline Lender of the amount of each Swingline Advance and its participation in that Swingline Advance.

6.5	Relationship with the Revolving Facility

6.5.1	This sub-clause applies when a Swingline Advance is outstanding or is to be borrowed.

6.5.2	The Revolving Facility may be used by way of Swingline Advances. The Swingline Facility is not independent of the Revolving Facility.

6.5.3	Notwithstanding any other term of this Agreement a Lender is only obliged to participate in an Advance to the extent that it would not result in the Dollar Amount of its participation and that of a Lender which is its Affiliate in the Advances exceeding its Overall Commitment.

6.5.4	Where, but for the operation of sub-clause 6.5.3 above, the Dollar Amount of a Lender’s participation and that of a Lender which is its Affiliate in the Advances would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Advance pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Advance is apportioned among the relevant Lenders in a manner consistent with sub-clause 6.5.3 above.

7.	SWINGLINE ADVANCES

7.1	Swingline

Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a U.S. Dollar swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

7.2	Purpose

Each Borrower shall apply all amounts borrowed by it under the Swingline Facility towards refinancing any note or other instrument maturing under a U.S. Dollar commercial paper programme of a member of the Group. A Swingline Advance may not be applied in repayment or prepayment of another Swingline Advance.

7.3	Repayment

7.3.1	Each Borrower that has drawn a Swingline Advance shall repay that Swingline Advance on the last day of its Interest Period.

7.3.2	If a Swingline Advance is not repaid in full on its due date, the Swingline Agent shall (if requested to do so in writing by any affected Swingline Lender) set a date (the “Loss Sharing Date”) on which payments shall be made between the Lenders to re-distribute the Unpaid Amount between them. The Swingline Agent shall give at least 3 Business Days notice to each affected Lender of the Loss Sharing Date and notify it if the amounts to be paid or received by it.

7.3.3	On the Loss Sharing Date each Lender must pay to the Swingline Agent its Proportion of the Unpaid Amount minus its (or its Affiliate’s) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount need to be paid by that Lender.

The “Proportion” of a Lender means the proportion borne by:

(a)	its Commitment (or, if the Revolving Facility Commitments are then zero, its Commitment immediately prior to their reduction to zero) minus the Dollar Amount of its participation (or that of a Lender which is its Affiliate) in any outstanding Advances (but ignoring its (or its Affiliate’s) participation in the unpaid Swingline Advance): to

(b)	the Revolving Facility Total Commitments (or, if the Revolving Facility Total Commitments are then zero, the Revolving Facility Total Commitments immediately prior to their reduction to zero) minus any outstanding Advances (but ignoring the unpaid Swingline Advance).

The “Unpaid Amount” means, in relation to a Swingline Advance, any principal not repaid and/or any interest accrued but unpaid on that Swingline Advance calculated from the Drawing Date to the Loss Sharing Date.

The “Unpaid Swingline Participation” of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any redistribution under this Clause 7.3 (Repayment)).

7.3.4	Out of the funds received by the Swingline Agent pursuant to sub-clause 7.3.3 the Swingline Agent shall pay to each Swingline Lender an amount equal to the Shortfall (if any) of that Swingline Lender where:

The “Shortfall” of a Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate’s) Proportion of the Unpaid Amount.

7.3.5	If the amount actually received by the Swingline Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Swingline Lenders then the amount actually received will be distributed amongst the Swingline Lenders pro rata to the Shortfall of each Swingline Lender.

7.3.6

(a)	On a payment under this paragraph, the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.

(b)	If and to the extent a paying Lender is not able to rely on its rights under sub-paragraph (a) above, the Borrower which did not repay the relevant Swingline Advance shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this Clause.

(c)	Any payment under this Clause does not reduce the obligations in aggregate of any Obligor.

For the avoidance of doubt, no Lender shall be obliged to exceed its Commitment as a result of making any payment under this Clause 7.3.

7.4	Voluntary Prepayment of Swingline Advances

7.4.1	The Borrower to which a Swingline Advance has been made may prepay at any time the whole of that Swingline Advance.

7.4.2	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

7.5	Interest

7.5.1	The rate of interest on each Swingline Advance for any day during its Interest Period is the higher of:

(a)	the prime commercial lending rate in U.S. Dollars announced by the Swingline Agent at 12 noon (New York time) and in force on that day; and

(b)	0.25% per annum over the rate per annum determined by the Swingline Agent to be the Federal Funds Rate for that day.

7.5.2	The Swingline Agent shall promptly notify the Swingline Lenders and the relevant Borrower of the determination of the rate of interest under sub-clause 7.5.1 above.

7.5.3	If any day during an Interest Period is not a New York Business Day, the rate of interest on a Swingline Advance on that day will be the rate applicable to the immediately preceding New York Business Day.

7.5.4	Each Borrower shall pay accrued interest on each Swingline Advance made to it on the last day of its Interest Period.

7.6	Interest Period

7.6.1	Each Swingline Advance has one Interest Period only.

7.6.2	The Interest Period for a Swingline Advance must be selected in the relevant Request.

7.7	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Commitment is not less than:

7.7.1	its Swingline Commitment; or

7.7.2	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

8.	ALTERNATIVE CURRENCIES FOR REVOLVING FACILITY

8.1	Alternative Currencies

8.1.1	If, before 10.30 a.m. two Business Days prior to the Drawing Date relative to a Revolving Facility Advance which it is proposed be denominated in an Alternative Currency (other than sterling), the Facility Agent receives notice from a Lender that:

(a)	it is impracticable for the Lender to fund its participation in the Revolving Facility Advance in the proposed Alternative Currency in the ordinary course of business in the London Interbank Market (or the European Interbank Market in relation to Advances in euro); or

(b)	the central bank or other governmental authorisation in the country of the proposed Alternative Currency is required to permit its use by the Lender (through the office through which it participates in the Facility) for lending under this Agreement and the authorisation has not been obtained or is not in full force and effect; or

(c)	the use of the proposed Alternative Currency is restricted or prohibited by any request, directive, regulation or guideline of any governmental body, agency, department or regulatory or other authority (whether or not having the force of law) in accordance with which the Lender is accustomed to act, the Facility Agent shall give notice to the Obligors’ Agent to that effect before 11.30 a.m. on that day.

8.1.2	If the Facility Agent delivers notice under sub-clause 8.1.1 of this Clause 8.1:

(a)	the Lender’s participation in the Revolving Facility Advance shall be denominated in U.S. Dollars; and

(b)	the relevant Borrower shall indemnify each Lender against any loss and expense which such Lender may have reasonably incurred as a consequence of the operation of this Clause.

8.2	Notification

The Facility Agent shall promptly notify the Obligors’ Agent and the Lenders of the Agent’s Spot Rate of Exchange and relevant Dollar Amount at the same time as it notifies the Lenders of the details of any Request.

8.3	Availability of Alternative Currencies

If the Obligors’ Agent delivers to the Facility Agent a Request specifying that a Borrower wishes a Revolving Facility Advance to be denominated in an Alternative Currency and to give effect to such request would cause the Loan to be denominated in more than four Alternative Currencies, then the Facility Agent will promptly notify the Obligors’ Agent and the Lenders shall not be obliged to make any such Advance.

9.	INTEREST AND FEES

9.1	Margin, Commitment and Utilisation Fees

9.1.1	The Margin for any Interest Period in relation to (a) the period commencing on the Signing Date and ending on the fifth anniversary of the Signing Date shall be 0.25% per annum and (b) the period commencing on the day immediately following the fifth anniversary and ending on the Final Maturity Date shall be 0.275% per annum.

9.1.2	The Company shall pay a utilisation fee (the “Utilisation Fee”) of 0.03% per annum on the Dollar Amount of the Total Outstandings for any day on which the Dollar Amount of the Total Outstandings exceeds 50% of the Revolving Facility Total Commitments. Such fee shall be payable on the day which is 3 months after the date of this Agreement and on each day falling at 3 monthly intervals thereafter (the “Payment Dates”) and shall be payable in respect of each day on which such an excess occurs during the 3 month period preceding each payment date.

9.1.3	The amount of the relevant Utilisation Fee shall be notified to the Borrowers by the Facility Agent and following such notification shall be paid to the Facility Agent for the account of the Lenders pro rata to the proportion which their respective Revolving Facility Commitments bear to the Revolving Facility Total Commitments.

9.1.4	The Borrowers shall pay a commitment fee in U.S. Dollars calculated from day to day on the daily amount by which the Revolving Facility Total Commitments exceed the aggregate of the Total Outstandings (such fee to be calculated on the basis of actual days elapsed from the Signing Date and a 360 day year) computed at the rate of 30% of the applicable Margin).

9.1.5	The commitment fee shall be paid to the Facility Agent for the account of the Lenders pro rata to the proportion which their respective Revolving Facility Commitments bear to the Revolving Facility Total Commitments under the Facility.

9.1.6	The commitment fee shall be paid on the day which falls three months after the date of this Agreement and on each date falling at three monthly intervals thereafter and on the Final Drawing Date (or any earlier date on which the relevant Commitments of the Lenders are permanently reduced to zero).

9.2	Interest Periods for Revolving Facility Advances

9.2.1	The Interest Period for each Revolving Facility Advance shall commence on the date of that Advance.

9.2.2	An Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day save that an Interest Period which commences on the last Business Day in a calendar month, or if there is no corresponding day in the calendar month in which it is to end, shall end on the last Business Day in a calendar month.

9.2.3	No Advance shall have an Interest Period ending after the Final Maturity Date.

9.2.4	The Obligors’ Agent and the Facility Agent may enter into such other arrangements as they may agree for the consolidation or splitting of Revolving Facility Advances and Interest Periods.

9.3	Rate of Interest for Revolving Facility

The rate of interest payable on an Advance under the Revolving Facility for each Interest Period shall be the rate per annum determined by the Facility Agent to be the aggregate of:

9.3.1	the applicable Margin;

9.3.2	LIBOR or, in the case of an Advance in euros, EURIBOR; and

9.3.3	the Mandatory Cost (if any).

9.4	Payment of Interest on Revolving Facility Advances

Interest shall be calculated on the basis of actual days elapsed (not counting within an Interest Period the last day of that Interest Period) and a year of 360 days (or in the case of sterling, Hong Kong Dollars, Belgian Francs and Singapore Dollars, 365 days or such other period applied generally in the relevant market to such calculations for the relevant currency) and shall be paid on each Advance by the relevant Borrower to the Facility Agent for the account of the Lenders in arrears on the Interest Payment Date in the currency applicable to that Advance.

9.5	Facility Agent’s Certificate

In respect of any Advance the Facility Agent shall notify the Obligors’ Agent and the Lenders of the rate of interest as soon as it is determined under this Agreement. The certificate of the Facility Agent as to a rate of interest shall, in the absence of manifest error, be conclusive.

9.6	New Reference Bank

In respect of any Advance if any Reference Bank ceases to be a Lender:

9.6.1	it shall cease to be a Reference Bank; and

9.6.2	the Facility Agent shall, with the approval (which shall not be unreasonably withheld) of the Obligors’ Agent, nominate as soon as reasonably practicable another Lender to be a Reference Bank in place of such Reference Bank.

10.	REDUCTION OF FACILITY AND REPAYMENT

10.1	Reduction

Subject to the provisions of this Agreement, the amount of each Advance shall be reduced to zero on the Final Maturity Date. The undrawn portion of the Revolving Facility Total Commitments shall be cancelled on the Final Drawing Date.

10.2	Repayment of Revolving Facility Advances

The relevant Borrower shall on the last day of the Interest Period relating to each Advance made to it repay that Advance to the Facility Agent for the account of the Lenders in accordance with Clause 15.1 (By Obligors). All Advances outstanding on the Final Maturity Date shall be repaid on that date and the Facility shall be cancelled on that date.

11.	PREPAYMENT AND CANCELLATION

11.1	Voluntary Prepayment

11.1.1	Any Borrower may, without premium, prepay an Advance made to it in whole or in part (but, if in part, in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 or such other minimums and multiples in the currency concerned as the Facility Agent and Obligors’ Agent may agree), provided that the Obligors’ Agent has given the Facility Agent not less than ten days’ prior notice stating the principal amount of the Advance to be prepaid.

11.1.2	Any prepayment under this Clause 11.1 shall be made together with accrued interest and all other amounts due under this Agreement (including, without limitation, such amounts as may be due under Clauses 14.2 (Increased Costs) and 15.3 (Withholdings)) in respect of the prepayment and, subject to any Break Costs, without premium or penalty.

11.2	Mandatory Prepayment

If any person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) acquires control (as defined in Section 416 of the Income and Corporation Taxes Act 1988) of the Company or, following the Reorganisation becoming effective, Holdco:

11.2.1	the Company shall promptly notify the Facility Agent upon becoming aware of that event; and

11.2.2	if the Majority Lenders so require, the Facility Agent shall (and in circumstances where such acquisition of control takes place with the consent, and on the recommendation, of the Board of Directors of the Company or Holdco (as the case may be), by not less than 30 days’ notice to the Company) cancel the Facility and declare all outstanding Advances together with accrued interest, and all other amounts accrued under the Financing Documents immediately due and payable whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

For the avoidance of doubt, there shall not be a change of control under this Clause 11.2 if, in connection with a Reorganisation, a Holdco acquires control of the Company provided that (i) the shares in Holdco are owned substantially by the same shareholders as own the shares in the Company immediately prior to the Reorganisation and (ii) the Company procures that Holdco accedes to this Agreement as a guarantor as soon as reasonably practicable and in any event within 5 Business Days of the Reorganisation becoming effective.

11.3	Cancellation of Facility

The Obligors’ Agent may, without premium, cancel the undrawn part of the Facility (in respect of which no Request has been served), in whole or in part (being in a minimum amount of $5,000,000 and an integral multiple of $1,000,000) at any time provided that it has given the Facility Agent not less than ten days prior written notice stating the principal amount to be cancelled. During such ten day period the Obligors’ Agent may not draw or utilise all or any part of the amount the subject of such notice of cancellation. Any cancellation in part shall be applied against the relevant Commitment of each relevant Lender pro rata.

11.4	Prepayment of Certain Lenders

11.4.1	Without prejudice to the rights of the Borrowers under Clause 14.7 (Mitigation), if

(a)	any Borrower becomes or will on or before the last day of the Interest Period relating to an Advance made to it become obliged to pay to any Lender additional amounts pursuant to Clause 14.2 (Increased Costs) or any amounts pursuant to Clause 14.5 (Market Disruption); and

(b)	the Obligors’ Agent gives to the Facility Agent and the relevant Lender not less than 10 days’ notice of the date of prepayment,

the Borrowers may on the date of prepayment specified in that notice prepay all (but not part only) of that Lender’s participation in all Advances outstanding.

11.4.2	Any prepayment under this Clause 11.4 shall be made together with accrued interest and all other amounts due to the relevant Lender under this Agreement (including, without limitation, such amounts as may be due under Clauses 14.2 (Increased Costs) and Clause 15.3 (Withholdings)) and, subject to any Break Costs, without premium or penalty.

11.4.3	If a Lender’s participation in all Advances is prepaid under this Clause 11.4, that Lender’s Commitment shall thereupon be cancelled.

11.5	Irrevocability

Any notice under Clause 11.1 (Voluntary Prepayment), 11.3 (Cancellation of Facility) or 11.4 (Prepayment of Certain Lenders) shall be irrevocable. The amount of any prepayment shall become due and payable on the applicable date. No amount cancelled under Clause 11.2 (Mandatory Prepayment), Clause 11.3 (Cancellation of Facility) or 11.4 (Prepayment of Certain Lenders) may subsequently be reinstated.

11.6	Currency

Repayment and prepayment shall each be made in the currency or currencies in which the amounts repaid or prepaid (as appropriate) are denominated on the day the repayment or prepayment (as appropriate) is due to be made.

11.7	Redrawing

Any Advance prepaid under sub-clause 11.1.1 of Clause 11.1 (Voluntary Prepayment) shall be available to be redrawn during the Availability Period.

12.	REPRESENTATIONS AND WARRANTIES

12.1	On signing

Each Obligor acknowledges that each Finance Party has entered into the Financing Documents in full reliance on representations by each Obligor in the following terms and each Obligor warrants to each of them in respect of itself, and the Company warrants to each of them in respect of itself and of each other Obligor that as of the Signing Date:

12.1.1	Status: it is duly incorporated with limited liability and validly existing and, in the case of a U.S. Borrower in good standing, under the laws of its place of incorporation;

12.1.2	Powers and authorisations: the documents which contain or establish its constitution include provisions which give power, and all necessary corporate authority has been obtained and action taken, for it to own its assets, carry on its business and operations as they are now being conducted, and sign and deliver, and perform the transactions contemplated in, the Financing Documents to which it is a party and the Financing Documents to which it is a party constitute valid and binding obligations of it enforceable in accordance with their terms subject to general equitable principles, insolvency, liquidation and other laws affecting creditors’ rights generally;

12.1.3	Non-Violation: neither the signing and delivery of the Financing Documents to which it is a party nor the performance of any of the transactions contemplated in any of them does or will contravene or constitute a default under, or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in, (a) any law by which it or any of its assets is bound or affected, (b) any document which contains or establishes its constitution, or (c) any agreement to which it is a party or by which any of its assets is bound which has had or would be reasonably likely to have, in any such case, a material adverse effect on its ability to observe and perform its obligations under the Financing Documents;

12.1.4	Consents: no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or Tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is necessary or desirable to ensure the validity or enforceability of the liabilities and obligations of it or the rights of the Finance Parties under the Financing Documents;

12.1.5	Deduction of Tax: it is not required under the law of its jurisdiction of incorporation (or, if different, the law of the jurisdiction in which that Obligor is resident for tax purposes) to make any deduction for or on account of Tax from any payment it may make under any Financing Document provided that, with respect to any Tax imposed on a Borrowing by WPP Group U.S. Finance (or any additional Borrower which is a U.S. Borrower) by the United States of America, this sub-Clause 12.1.5 shall not apply unless the Lender complies with the requirements of sub-Clause 15.4.1 of Clause 15.4 (U.S. Taxes);

12.1.6	No filing or stamp taxes: under the law of its jurisdiction of incorporation it is not necessary that the Financing Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Financing Documents or the transactions contemplated by the Financing Documents;

12.1.7	No misleading information:

(a)	Any factual information generated and provided by any Obligor to the Lenders in relation to this Agreement on or prior to the date of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	No information has been withheld that results in any information provided to the Lenders in relation to this Agreement on or prior to the date of this Agreement being untrue or misleading in any material respect;

12.1.8	No Default:

(a)	no Event of Default has occurred which is continuing under this Agreement; and

(b)	no event has occurred which constitutes a contravention of, or default in any material respect under, any agreement or instrument (other than the Financing Documents) by which it or any of its assets is bound or affected, being a contravention or default which has had or would be reasonably likely either to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or materially and adversely affects the ability of the Obligors as a whole to observe or perform their obligations under the Financing Documents;

12.1.9	Litigation: no litigation, arbitration or administrative proceeding or claim in which there is a reasonable possibility of an adverse decision which has had or would be reasonably likely by itself or together with any other such proceedings or claims either (a) to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or (b) materially and adversely to affect the ability of the Obligors as a whole to observe or perform their obligations under any Financing Documents or (c) to impair the validity or enforceability of this Agreement or any other Financing Document, is presently in progress or pending or, to the knowledge of any Obligor, threatened against any member of the Group or any of their assets;

12.1.10	Accounts: (a) the Original Financial Statements give a true and fair view of the results of the operations of the Group for that year and the state of the affairs of the Group at that date: since that date there has been no material adverse change in the consolidated financial condition of the Group as shown in such statements; and (b) the 2004 IFRS Reconciliation is a fair reconciliation of the results contained in the Original Financial Statements to IFRS prepared by management using their best knowledge and judgment of the expected standards and interpretations of the International Accounting Standards Board;

12.1.11	Investment Company Act: none of the Obligors or their respective subsidiaries is an “investment company” or otherwise subject to regulation under the United States Investment Company Act of 1940, as amended; and

12.1.12	Public Utility Holding Company Act: none of the Obligors is a holding company or otherwise subject to regulation under the United States Public Utility Holding Company Act of 1935, as amended.

12.2	After Signing

Each Obligor shall be deemed to represent and warrant in respect of itself, and the Company shall be deemed to warrant in respect of itself and each other Obligor, to each Finance Party on the date of each Request every Drawing Date and on every other date upon which any utilisation of the Facility is made available, with reference to the facts and circumstances then subsisting, that each of the representations and warranties contained in sub-clauses 12.1.1, 12.1.2, 12.1.3, 12.1.8, 12.1.11 and 12.1.12 of Clause 12.1 (On Signing) remains correct.

13.	UNDERTAKINGS

13.1	Duration

The undertakings in this Clause shall remain in force for so long as any amount is or may be outstanding under the Facility or any Commitment is in force.

13.2	Information

The Obligors will furnish or procure to be furnished to the Facility Agent, in sufficient copies for each of the Lenders:

13.2.1	as soon as practicable (and in any event within 180 days after the close of each of the Company’s financial years) the audited consolidated accounts of the Group for that year;

13.2.2	as soon as practicable (and in any event within 90 days of the end of each half year of the Company’s financial year) the published unaudited interim consolidated accounts of the Group;

13.2.3	promptly, all notices, other documents or information despatched by the Company to its shareholders generally (or any class thereof) or its creditors generally (or any class thereof);

13.2.4	promptly, such further information in the possession or control of any of the Obligors or of any of their respective Material Subsidiaries regarding the financial condition or operations of any of the Obligors or any of their respective Material Subsidiaries, as the Facility Agent may reasonably request; and

13.2.5	details of any litigation, arbitration or administrative proceedings, which, if adversely determined, would be reasonably likely to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or materially and adversely to affect the ability of any Obligor to observe or perform its obligations under the Financing Documents and which affect any Obligor or the Group as a whole, as soon as the same are instituted, or, to the knowledge of any Obligor, are threatened.

13.3	Requirements as to financial statements

13.3.1	All accounts and statements required under Clause 13.2 (Information) above shall be certified as fairly representing the state of affairs of the Group and of the profit and cash flows of the Group and in the case of unaudited accounts and statements shall be prepared in a manner which is consistent with the audited consolidated accounts of the Group except to comply with changes in accounting practice or as noted therein.

13.3.2	The Company shall procure that each set of financial statements of the Company delivered pursuant to Clause 13.2 (Information) is prepared using the Applicable Accounting Principles and financial reference periods consistent with those applied in the 2004 IFRS Reconciliation unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a material change to IFRS, the accounting practices or reference periods and its auditors deliver to the Facility Agent:

(a)	a description of any change necessary for those financial statements to reflect the Applicable Accounting Principles and reference periods upon which the 2004 IFRS Reconciliation was based; and

(b)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 13.4 (Financial Ratios) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and that which would have been indicated had they been prepared using the Applicable Accounting Principles and reference periods consistent with those applied in the 2004 IFRS Reconciliation provided that any such comparative information shall only be required to be delivered if necessary to determine compliance with the financial ratios and the Material Subsidiary test hereunder.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the 2004 IFRS Reconciliation was prepared.

13.3.3	If the Company notifies the Facility Agent of a change in accordance with sub-clause 13.3.2 above then the Company and Facility Agent (acting on the instructions of the Majority Lenders) shall enter into negotiations in good faith with a view to agreeing:

(a)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(b)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms.

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

13.4	Financial Ratios

13.4.1	The Company undertakes that it will procure that the Interest Cover Ratio for each Financial Period will equal or exceed 5.0 to 1.

13.4.2	The Company undertakes that it will procure that the financial condition of the Group shall be such that the ratio of Consolidated Total Net Debt to Consolidated EBITDA for any Financial Period shall not exceed 3.5 to 1.

For the avoidance of doubt, all calculations for the purpose of this Clause 13.4 shall be made on a basis consistent with IFRS.

13.5	Notification of default

The Obligors’ Agent, and each Obligor will notify the Facility Agent in writing of any Event of Default or Potential Event of Default forthwith upon becoming aware thereof.

13.6	Compliance certificates

The Company will no later than the time of the delivery of the accounts specified in sub-clauses 13.2.1 and 13.2.2 of Clause 13.2 (Information) (and, in relation to a certificate dealing with the matters referred to in sub-clause 13.6.1 of this Clause 13.6, also promptly at the request of the Facility Agent from time to time) furnish the Facility Agent with:

13.6.1	a certificate signed by any two of the Company Secretary, the Director of Group Treasury (or equivalent from time to time) and the executive directors of the Company certifying on behalf of the Company without personal liability that no Event of Default or Potential Event of Default has occurred and is continuing or, if the same has occurred, specifying the Event of Default or Potential Event of Default and the steps being taken to remedy the same; and

13.6.2	a certificate (a “Ratio Certificate”) signed by either of the Group Finance Director and the Chief Executive of the Company certifying without personal liability, as at the end of the period to which the relevant accounts relate, compliance with the covenants in Clause 13.4 (Financial Ratios) or, if such covenants have not been met, specifying the same and, in each case, setting out in reasonable detail the relevant computations.

13.7	Consents

Each Obligor will use its best endeavours to obtain and promptly renew from time to time, and will promptly furnish certified copies to the Facility Agent of, all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under the Financing Documents or required for the validity or enforceability of the Financing Documents and each Obligor shall comply with the terms of the same.

13.8	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Financing Documents.

13.9	Pari passu ranking

Each Obligor undertakes that, subject as set out herein, its obligations under the Financing Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations other than obligations in respect of national, provincial and local taxes and employees’ remuneration and taxes and for certain other statutory exceptions.

13.10	Negative pledge

The Company undertakes that with effect from drawdown of the Facility each Obligor will not create, suffer or permit to subsist (and will procure that none of its Subsidiaries will create, suffer or permit to subsist) any Security Interest on the whole or any part of its respective present or future assets except for the following:

13.10.1	Security Interests created with the prior written consent of the Majority Lenders;

13.10.2	Security Interests arising by operation of law in the ordinary course of business including, without limitation, statutory liens and encumbrances;

13.10.3	any Security Interest over the assets and/or revenues of a company which became or becomes a Subsidiary of any Obligor after the Signing Date and which Security Interest is in existence or contracted to be given as at the date it becomes a Subsidiary (and which was not created in contemplation of it becoming a Subsidiary) provided that the principal amount of any borrowing which may be so secured shall not be increased beyond the amount outstanding or committed at the date it becomes a Subsidiary but shall be reduced in accordance with its terms and provided further that in the case of a fluctuating amount for banking type accommodation the foregoing shall not prevent fluctuation within the overall limit that existed at that date and provided that the amount secured under any such Security Interest shall not be increased beyond the amount secured at the date the company becomes a Subsidiary;

13.10.4	those Security Interests existing at the Signing Date over the assets and/or revenues of a Subsidiary (whether or not it is an Obligor), provided that the principal amount of any borrowing which may be so secured shall not be increased beyond the amount outstanding or committed at the Signing Date but shall be reduced in accordance with its terms and provided further that in the case of a fluctuating amount for banking type accommodation the foregoing shall not prevent fluctuation within the overall limit that existed at the Signing Date;

13.10.5	Security Interests securing the performance of bids, tenders, bonds, leases, contracts (other than in respect of Borrowings), statutory obligations, surety, customs and appeal bonds and other obligations of like nature (but not including obligations in respect of Borrowings) incurred in the ordinary course of business provided that the aggregate amount secured under such Security Interests shall not, at any time, exceed $50,000,000 save that such aggregate amount may be exceeded with the prior written consent of the Majority Lenders;

13.10.6	Security Interests arising out of judgments or awards which are being contested in good faith and with respect to which an appeal or proceeding for review has been instituted or the time for doing so has not yet expired;

13.10.7	Security Interests upon any property which are created or incurred contemporaneously with the acquisition of such property to secure or provide for the payment of any part of the purchase price of such property (but no other amounts), provided that any such Security Interest shall not apply to any other property of the purchaser thereof and provided further that the aggregate amount of all liabilities secured by Security Interests permitted by this sub-clause 13.10.7 shall not, at any time, exceed $60,000,000;

13.10.8	any Security Interest arising out of title retention provisions in a supplier’s conditions of supply of goods or services acquired by a member of the Group in the ordinary course of its business;

13.10.9	any right of any bank or financial institution of combination or consolidation of accounts or right to set-off or transfer any sum or sums standing to the credit of any account (or appropriate any securities held by such bank or financial institution) in or towards satisfaction of any present or future liabilities to that bank or financial institution;

13.10.10	any Security Interest securing indebtedness re-financing indebtedness secured by Security Interests permitted by sub-clauses 13.10.3, 13.10.4 or 13.10.7 of this Clause 13.10 or this sub-clause 13.10.10 provided that (except to the extent otherwise permitted by sub-clause 13.10.1 of this Clause 13.10) the maximum principal amount of the indebtedness secured by such Security Interests is not increased and such Security Interests do not extend to any assets which were not subject to the Security Interests securing the re-financed indebtedness;

13.10.11	any Security Interest created by a member of the Group which is not an Obligor securing banking facilities over accounts receivable (or book debts) outside the U.K. or the U.S.A.;

13.10.12	any other Security Interest created or outstanding on or over any assets of any member of the Group provided that the aggregate outstanding amount secured by all Security Interests created or outstanding under this exception in this sub-clause 13.10.12 shall not at any time exceed $90,000,000 or its equivalent and further provided that no single such Security Interest under this sub-clause 13.10.12 shall secure an aggregate principal amount exceeding $25,000,000 or its equivalent; and

13.10.13	any Security Interest arising out of any of the Accounts Receivable Facilities or Back to Back Loans.

13.11	Disposals

No Obligor will, without the prior written consent of the Majority Lenders (which may be given subject to conditions), and each Obligor will procure that none of its Subsidiaries will sell, transfer, lease or otherwise dispose of all or any substantial part of their respective assets except on an arm’s length basis and for a fair market value or to another member of the Group.

13.12	Change of business

Except with the prior written consent of the Majority Lenders, no Obligor will, and each Obligor will procure that none of its Material Subsidiaries will, make any change in its business as presently conducted, or carry on any other business other than its business as presently conducted or business consisting of allied or related activities, provided that this prohibition shall not apply unless such change of business or other business alters the nature of the business of the Group as a whole.

13.13	Mergers

No Obligor will without the prior written consent of the Majority Lenders enter into any merger or consolidation if the effect thereof would be to alter the legal personality or identity of such Obligor except that any Borrower or any Guarantor may merge or consolidate with or into any other Subsidiary which is in the same jurisdiction as the relevant Borrower or the relevant Guarantor (as the case may be) provided that from the date on which the merger or consolidation takes effect a Borrower or a Guarantor is the legal entity surviving the merger or the legal entity into which it shall be merged or the legal entity which is formed by such consolidation shall assume its obligations hereunder in an agreement or instrument satisfactory in form and substance to the Majority Lenders.

13.14	Insurance

Each Obligor will, and will procure that each of its Material Subsidiaries will, effect and maintain such insurance over and in respect of its respective assets and business and in such manner and to such extent as is reasonable and customary for a business enterprise engaged in the same or a similar business and in the same or similar localities.

13.15	Limitation on Borrowings of Subsidiaries

Neither the Company nor Holdco (following its accession to this Agreement) will permit any of its Subsidiaries (other than, in the case of Holdco, the Company) to create, permit to subsist, incur, assume or in any other manner be or become directly or indirectly liable for the payment of any Borrowings (including, without limitation, by way of indemnity, counter-indemnity or guarantee) other than:

13.15.1	Borrowings under this Agreement and, until 30 August 2005, Borrowings under the Existing Facility;

13.15.2	US$150,000,000 Grey Global Group Inc. 5.000% notes due October 2033;

13.15.3	obligations in respect of the:

(a)	US$650,000,000 WPP Finance (UK) 5.875% notes due June 2014; and

(b)	US$100,000,000 WPP Finance (USA) Corporation 6.875% notes due July 2008;

13.15.4	any Borrowings of any Subsidiary owing to another member of the Group;

13.15.5	Borrowings by a Subsidiary whose main business is to operate as a finance company for the Group; and

13.15.6	additional Borrowings of Subsidiaries to the extent that:

(a)	no individual Material Subsidiary has or will create, permit to subsist, incur, assume or in any other manner be or become directly or indirectly liable for the payment of any Borrowings (including, without limitation, by way of indemnity, counter-indemnity or guarantee) with an aggregate principal amount exceeding an amount equal to 15% of Consolidated EBITDA; and

(b)	the aggregate principal amount of Borrowings of all Subsidiaries permitted under this sub-clause 13.15.6 does not exceed an amount equal to 35% of Consolidated EBITDA,

in each case for the Financial Period most recently ended from time to time in respect of which financial results of the Group have been published or announced provided that no Borrowings of a Subsidiary shall be included in the percentage limits set out in paragraphs (a) and (b) of this Clause 13.15 if such Subsidiary has provided a full and unconditional guarantee of all sums outstanding under this Facility (without limit).

13.16	Compliance with ERISA

Each Obligor undertakes that, where relevant it (a) has fulfilled all its obligations under the minimum funding standards of the U.S.A. Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S.A. Internal Revenue Code of 1986, as amended (the “Code”), with respect to any employee pension benefit plan (a “Plan”) covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by such Obligor or to which such Obligor makes contributions, has within the previous five years made contributions or has an obligation to make contributions and (b) is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the Pension Benefit Guaranty Corporation (or any entity succeeding to any or all of its functions under ERISA) or a Plan under Title IV of ERISA.

13.17	Guarantees

13.17.1	If any Subsidiary (the “Relevant Subsidiary”) gives a guarantee, indemnity or other assurance against financial loss to any creditor (a “Guaranteed Creditor”) who is a creditor in respect of all or any part of the Borrowings raised by the Company, WPP Finance, any Holdco or any Subsidiary, or by a member of the Group (whether under a loan or other credit facility, bond or note or otherwise) where the Borrowings so raised equal or exceed $50,000,000 or its equivalent, the Relevant Subsidiary will simultaneously provide an equivalent guarantee, indemnity or other assurance in favour of the Lenders of all obligations of the Obligors under this Facility.

13.17.2	If sub-clause 13.17.1 above applies, the Relevant Subsidiary may provide its guarantee by way of deed poll governed by English law or other instrument in a form satisfactory to the Facility Agent (acting reasonably and such approval to be given if the guarantee is equivalent to the guarantee given to the relevant Guaranteed Creditor) and the Relevant Subsidiary shall supply to the Facility Agent such certificates, documents and legal opinions (if any) equivalent to those it is supplying to the relevant Guaranteed Creditor (or a trustee or agent on its behalf).

13.18	Margin Stock

None of the proceeds of the Advances will be used in a manner that violates Regulation U or X of the Board of Governors of the USA Federal Reserve System.

13.19	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Financing Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Financing Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that Holdco or one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 3.7 (Accession of Additional Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Additional Obligor.

14.	CHANGES IN CIRCUMSTANCES

14.1	Illegality

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Advance:

14.1.1	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

14.1.2	upon the Facility Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and

14.1.3	each Borrower shall, to the extent necessary to cure such illegality, repay that Lender’s participation in the Advances made to that Borrower on the last day of the Interest Period for each Advance occurring after the Facility Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

14.2	Increased Costs

14.2.1	Subject to Clause 14.4 (Exceptions) the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Lender the amount of any Increased Costs incurred by that Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation or request (whether or not having the force of law) from any central bank or other fiscal, monetary or other authority made after the date of this Agreement.

14.2.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Lender’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Financing Document,

which is incurred or suffered by a Lender or any of its Affiliates to the extent that it is attributable to that Lender having entered into its Commitment or funding or performing its obligations under any Financing Document.

14.3	Increased cost claims

14.3.1	A Lender intending to make a claim pursuant to Clause 14.2 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

14.3.2	Each Lender shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs and showing, in reasonable detail, the calculation thereof.

14.4	Exceptions

14.4.1	Clause 14.2 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	compensated for by Clause 15.3 (Withholdings) (or would have been compensated for under Clause 15.3 (Withholdings) but was not so compensated solely because one of the exclusions in sub-clauses 15.3.5 to 15.3.6, Clause 15.4 (US Taxes) or Clause 15.5 (UK Taxes) applied;

(b)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) provided that the Company’s credit rating does not at any time fall below BBB- (in respect of a credit rating by Standard & Poor’s Rating Services) or Baa3 (in respect of a credit rating by Moody’s Investor Services, Inc.);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Lender or its Affiliates of any law or regulation.

14.5	Market Disruption

14.5.1	If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Advance.

14.5.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Rate Fixing Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and period; or

(b)	before close of business in London on the Rate Fixing Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Advance exceed 50% of that Advance) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

14.6	Alternative basis of interest or funding

14.6.1	If a Market Disruption Event occurs and the Facility Agent, the Company or Holdco so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

14.6.2	Any alternative basis agreed pursuant to sub-clause 14.6.1 above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

14.7	Mitigation

14.7.1	Each Lender shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 14.1 (Illegality), Clause 15.3 (Withholdings) or Clause 14.2 (Increased costs) including (but not limited to) transferring its rights and obligations under the Financing Documents to another Affiliate or Facility Office.

14.7.2	Sub-clause 14.7.1 does not in any way limit the obligations of any Obligor under the Financing Documents.

14.8	Limitation of liability

14.8.1	The Company shall indemnify each Lender for all costs and expenses reasonably incurred by that Lender as a result of steps taken by it under Clause 14.7 (Mitigation).

14.8.2	A Lender is not obliged to take any steps under Clause 14.7 (Mitigation) if, in the opinion of that Lender (acting reasonably), to do so might be prejudicial to it.

14.9	Certificates

Any certification or determination by the Facility Agent or any Lender of a rate or amount under any Financing Document is, in the absence of manifest error, conclusive evidence of the matter to which it relates.

15.	PAYMENTS

15.1	By Obligors

All payments to be made by an Obligor under this Agreement:

15.1.1	for the account of any of the Lenders shall be made available to the Facility Agent (unless a contrary indication appears in a Financing Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment to such account as the Facility Agent may have notified to the Obligors’ Agent for the account of the Facility Agent who shall, before the close of business on the date of receipt, remit to each Lender its portion of the payment so made by remitting it to such account of that Lender which that Lender may have previously notified to the Facility Agent; and

15.1.2	to the Facility Agent shall be made to such account as it may specify by notice to the Obligors’ Agent.

15.2	By the Lenders

All amounts to be advanced by the Lenders to a Borrower under this Agreement shall be remitted (unless a contrary indication appears in a Financing Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place for payment to such account as the Facility Agent may have notified to the Lenders for the account of the Facility Agent who shall make available to the Borrower the amounts so remitted on the same day by payment to the account and bank which are specified in the relevant Request. If the Facility Agent makes available to a Borrower any amount which has not been made unconditionally available to the Facility Agent the Borrower shall forthwith on notice from the Facility Agent repay such amount to the Facility Agent together with interest on such amount until its repayment at a rate determined by the Facility Agent to reflect its cost of funds.

15.3	Withholdings

Subject to Clause 15.4 (U.S. taxes) and Clause 15.5 (U.K. taxes), all payments by any Obligor under this Agreement whether in respect of principal, interest, fees or any other item, shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, Taxes, charges or otherwise whatsoever) unless the deduction or withholding is for or on account of Taxes imposed or levied by any jurisdiction in which any such Obligor is incorporated or through which any payment is made and is required by law, in which event such Obligor shall:

15.3.1	ensure that the deduction or withholding does not exceed the minimum amount legally required (having regard to the details of the Lender concerned provided to that Obligor by such Lender through the Facility Agent);

15.3.2	forthwith pay to the Facility Agent for the account of each Lender such additional amount so that the net amount received by that Lender will equal the full amount which would have been received by it (or would have been deemed for the purposes of Tax to have been received or receivable by that Lender) had no such deduction or withholding been made;

15.3.3	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this Clause 15.3 (Withholdings)); and

15.3.4	furnish to the Facility Agent on behalf of the Lender concerned, within the period for payment permitted by the relevant law, either an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

The obligation on each Obligor to pay an additional amount under this Clause 15.3 (Withholdings) shall not apply to the extent that the Tax deducted is:

15.3.5	Tax on the overall net income of a Lender or the Facility Agent or is a franchise or similar tax (imposed in lieu of net income taxes) or a branch profits tax save to the extent that such Tax is collected by way of withholding from the relevant payment from which the deduction must be made;

15.3.6	Tax that would not be imposed but for the connection between such Lender or the Facility Agent (as the case may be) and the jurisdiction (other than the jurisdiction in which the Obligor in question (as appropriate) is tax resident) imposing such Tax other than a connection arising solely as a result of the relevant Lender entering into this Agreement;

15.3.7	deducted solely as a result of a participation under Clause 23.10 (Sub-Participations); or

15.3.8	Tax which would have been compensated for by an increased payment under Clause 15.4 (U.S. Taxes) or Clause 15.5 (U.K. Taxes) but was not so compensated for because the Lender concerned failed to comply with any obligations or requirements of sub-clause 15.4.1 of Clause 15.4 (U.S. Taxes) or, as the case may be, sub-clauses 15.5.3 and 15.5.4 of Clause 15.5 (U.K. Taxes).

15.4	U.S. Taxes

15.4.1	Notwithstanding anything to the contrary in this Clause 15 (Payments), with respect to Taxes which are imposed or levied by or on behalf of the United States of America or any authority thereof or therein having power to tax, any Obligor which is a U.S. Subsidiary (or any Guarantor of such an Obligor) shall only be under an obligation to gross up any amounts payable or paid by that Obligor hereunder to a Lender that is not a United States Person (or payable or paid by the Facility Agent to such Lender) if:

(a)	such Lender as soon as practicable, but in any event prior to any payment by the Obligor concerned, delivers to that Obligor:

(i)	two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or any successor thereto (including, without limitation, any substitute form which constitutes, or which includes as part or all thereof, any revised such form) (“Form W-8ECI”) certifying that the payments made pursuant to the Financing Documents are effectively connected with the conduct by such Lender of a trade or business in the United States of America; or

(ii)	two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or any successor thereto (including, without limitation, any substitute form which constitutes, or which includes as part or all thereof, any revised such form) (“Form W-8BEN”) claiming complete exemption from withholding with respect to all payments to be made to such Lender under the Financing Documents under an applicable double tax treaty concluded by the United States of America (such Forms W-8BEN to be provided by the Facility Agent to the Lenders on signature of this Agreement); or

(iii)	such other applicable form prescribed by the Internal Revenue Service certifying as to such Lender’s entitlement to exemption from U.S. withholding tax with respect to all payments to be made by such Lender under the Financing Documents, in each case, indicating that such Lender is on the Signing Date (or, in the case of any Lender becoming a party to this Agreement after the Signing Date, on the date it becomes a party to this Agreement) entitled to receive payments of principal, interest and fees under this Agreement free from any deduction and withholding of US income tax;

(b)	before or promptly after any occurrence of any event (including the passing of time) requiring a change or re-issuance in the most recent Form W-8ECI or Form W-8BEN or other applicable form previously delivered by such persons and if the delivery of the same be lawful, such Lender delivers to the Obligor concerned two accurate and complete original signed copies of Form W-8ECI or Form W-8BEN or other applicable form in replacement for the forms previously delivered by such Lender;

(c)	if any forms or documents other than or in addition to the forms referred to above are required or such forms referred to above shall cease to be required in order for any Obligor which is a U.S. Subsidiary or any Guarantor of such an Obligor to make payments of interest under this Agreement without any deduction or withholding on account of U.S. income tax, such Lender as soon as practicable, delivers to the Obligor concerned or any Guarantor of such an Obligor or the relevant tax authority such forms or other similar document notified by any Obligor which is a U.S. Subsidiary or any Guarantor of such an Obligor to such Lender which such Lender can reasonably submit to any relevant tax authority so as to avoid such deduction or withholding to the extent that it is lawful for such Lender to do so.

This sub-clause 15.4.1 shall not apply where such obligation to gross up arises as a result of the introduction of or any change in law or regulation or in the official interpretation, administration or application thereof of any relevant tax authority or the amendment, withdrawal, suspension, cancellation or termination of any applicable tax treaty with respect to any Lender, in any such case, after the Signing Date.

15.4.2	Each Lender which is a United States Person shall deliver (through the Facility Agent) to each Obligor which is a U.S. Subsidiary as soon as practicable, but in any event prior to any payment by the Obligor concerned, a statement signed by an authorised signatory of such Lender to the effect that it is a United States Person and, if necessary in order to avoid United States backup withholding, a duly completed copy of Internal Revenue Service Form W-9 (or any successor thereto) establishing that such Lender is not subject to United States backup withholding.

15.4.3	The Facility Agent shall have no responsibility or liability for and no obligation to check the accuracy or appropriateness of any form or statement delivered by any Lender pursuant to this Clause 15.4.

15.5	U.K. taxes

15.5.1	If a Lender is not or has ceased to be a Qualifying Lender otherwise than as a result of any introduction of or change in or in the interpretation, administration or application by the English courts or Her Majesty’s Revenue & Customs of any relevant law or Treaty or any published practice or concession of Her Majesty’s Revenue & Customs after the Signing Date, then an Obligor shall not be liable to pay to the Lender any additional amount under Clause 15.3 (Withholdings) in excess of the amount that Obligor would have been obliged to pay if that Lender had been a Qualifying Lender.

15.5.2	Each Lender confirms to the Obligors’ Agent on the date of this Agreement that if an Advance was made as at the date of this Agreement it would be a Qualifying Lender.

15.5.3	An Obligor will not, on withholding or deducting an amount for or on account of United Kingdom tax, be required to pay any additional amount to a Lender under this Clause 15 where the Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that no deduction or withholding for or on account of United Kingdom tax would have been required to have been made if the Lender had complied with its obligations under sub-clause 15.5.4 below.

15.5.4	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a deduction or withholding for or on account of United Kingdom tax.

15.6	Tax Credits

If any Obligor pays any additional amount (a “Tax Payment”) under Clause 15.3 (Withholdings) and any Lender determines in its absolute discretion that it has effectively obtained and retained a refund of Tax or credit against Tax on its overall net income by reason of that Tax Payment (a “Tax Credit”) and that Lender determines in its absolute discretion that it can identify such Tax Credit as being attributable to such Tax Payment, then that Lender shall reimburse to the relevant Obligor such amount as it shall determine to be the proportion of such Tax Credit as will leave that Lender, after that reimbursement, in the same after tax position as it would have been in if that Tax Payment had not been made. Each Lender shall have absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so. No Lender shall be obliged to disclose any information regarding its tax affairs or computations to any Obligor.

15.7	Date

If any payment under this Agreement would otherwise be due on a day which is not a Business Day, it shall be due on the next succeeding Business Day or, if that Business Day falls in the following month of the year, on the preceding Business Day.

15.8	Default Interest

15.8.1	Subject to sub-clause 15.8.2 of this Clause 15.8, if an Obligor fails to pay any amount in accordance with any Financing Document, the relevant Obligor shall pay interest on that amount from the time of default up to the time of actual payment (as well after as before judgment) at the rate per annum which is the sum of (a) the Margin plus 1% and (b) LIBOR for a deposit of an amount comparable to the defaulted amount, for such period as the Facility Agent may from time to time reasonably select, at or about 11.00 a.m. (London time) on the Business Day succeeding that on which the Facility Agent becomes aware of the default for value on that day in the case of sterling or two Business Days later in the case of any other currency and (c) the Mandatory Cost.

15.8.2	If an amount unpaid in accordance with any Financing Document in respect of the Facility, is of principal due on a day during, but not the last day of, an Interest Period relating thereto, the period selected by the Facility Agent under sub-clause 15.8.1 of this Clause 15.8 shall equal the unexpired portion of the Interest Period and there shall be substituted for the rate specified in sub-clause 15.8.1 of this Clause 15.8 the rate of 1% above the rate calculated in accordance with Clause 9.3 (Rate of Interest for Revolving Facility) and applicable to the unpaid amount immediately before it fell due.

15.8.3	Interest under this Clause shall accrue daily on the basis of a year of 360 days (or 365 days in the case of sterling, Hong Kong Dollars, Belgian Francs, Canadian Dollars and Singapore Dollars or such other period applied generally in the relevant market in relation to such calculations for the relevant currency) from and including the first day to the last day of each period for which a rate of interest is determined as aforesaid and shall be due and payable by the relevant Borrower at the end of each such period. So long as the default continues, the rate referred to in sub-clause 15.8.1 of this Clause 15.8 shall be calculated on a similar basis at the end of each period selected by the Facility Agent and notified to the Lenders and interest payable under this sub-clause which is unpaid at the end of each such period shall thereafter itself bear interest at the rates provided in this sub-clause.

15.9	Currency indemnity

15.9.1	If any sum due from an Obligor under the Financing Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.9.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Financing Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.10	Change of currency

15.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Financing Documents to, and any obligations arising under the Financing Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (with the consent of the Company, not to be unreasonably withheld or delayed); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

15.10.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with the generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

16.	DEFAULT

16.1	Events of Default

If (whether or not caused by any reason outside the control of the Obligors):

16.1.1	any Obligor does not pay on the due date (or, in the case of amounts other than principal, within three Business Days thereafter) any amount payable by it under any of the Financing Documents at the place and in the currency expressed to be payable (unless such failure results solely from a technical problem in relation to the transfer of funds for which such Obligor is not responsible and is remedied within five days of the due date); or

16.1.2	any Obligor fails to comply in any material respect with any other provision of any of the Financing Documents and, other than in the case of Clauses 13.4 (Financial Ratios) and 13.6 (Compliance Certificates), if such default is capable of prompt remedy within 30 days after any Borrower or the Guarantor shall have given notice of such default pursuant to Clause 13.5 (Notification of Default) (or, if earlier, the date on which the Facility Agent shall have given notice to the Obligors’ Agent of such default) such Obligor shall have failed to cure such default; or

16.1.3	any representation, warranty or written statement made or deemed to be repeated in, or in connection with, this Agreement or in any other Financing Document or in any certificate delivered by or on behalf of any Borrower or the Guarantor in writing under any of the Financing Documents is incorrect in any material respect when made or deemed to be repeated, or, in respect of those specified in Clause 12.2 (After Signing), would be if repeated at any time; or

16.1.4	any other present or future Borrowings of a principal amount exceeding in the aggregate $50,000,000 or the equivalent sum in any other currency of any member of the Group shall become due and payable or capable of being declared due and payable prior to the due date thereof as a result of a default or any such Borrowings shall not be paid on the due date thereof (or, if a grace period was originally provided for in the document evidencing or constituting such Borrowings, within any applicable grace period therefor) or any Security Interest over any assets of any member of the Group and securing a principal amount exceeding $50,000,000 shall be or become enforceable as a result of a default; or

16.1.5	any Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, or any Obligor or any Material Subsidiary suspends making payments (whether of principal or interest) with respect to all or a material part or a particular class of its debts or announces an intention to do so; or

16.1.6	an application for an administration order in relation to any Obligor or any Material Subsidiary is presented to the court by any such company or its directors or the supervisor of a voluntary arrangement relating to any Obligor or any Material Subsidiary or such an order is made on the application of a creditor of any Obligor or any Material Subsidiary or any meeting of any Obligor or any Material Subsidiary is convened by the relevant company’s directors for the purpose of considering any resolution to present an application for such an order or any such resolution is passed at any meeting of any Obligor or any Material Subsidiary; or

16.1.7	save for any Reorganisation, any kind of composition, scheme of arrangement, compromise or arrangement involving any Obligor or any Material Subsidiary and its creditors generally (or any class of them) is proposed by the company concerned as a result of financial difficulties; or

16.1.8	any administrative or other receiver or any manager is appointed in respect of any Obligor or any Material Subsidiary or all or a substantial part of any Obligor’s or any Material Subsidiary’s property, or the directors of any Obligor or any Material Subsidiary request any person to appoint such a receiver, administrative receiver or manager, or any kind of attachment (except prejudgment attachment), sequestration, distress or execution against any Obligor or any Material Subsidiary or all or a substantial part of any Obligor’s or Material Subsidiary’s property is levied or sued out and not discharged within 30 days; or

16.1.9	any meeting of any Obligor or any Material Subsidiary is convened by the relevant Company’s directors for the purpose of considering any resolution for (or to petition for) its winding up, or any Obligor or any Material Subsidiary passes such a resolution, or any Obligor or any Material Subsidiary or any other person (except its creditor) presents any petition for the winding up of any Obligor or any Material Subsidiary, (save for a petition which is vexatious or frivolous and which is discharged or stayed within 14 days) or an order for the winding up of any Obligor or any Material Subsidiary is made on the petition of any of its creditors unless, in each case, it is a voluntary solvent winding-up, amalgamation, reconstruction or reorganisation or part of a voluntary scheme of arrangement; or

16.1.10	there occurs in relation to any Obligor or any Material Subsidiary in any country or territory in which it carries on business or to the jurisdiction of whose courts it or any of its property is subject any event which reasonably appears to the Majority Lenders to correspond in that country or territory with any of those mentioned in sub-clauses 16.1.5 to 16.1.9 of this Clause 16.1 or any Obligor or any Material Subsidiary otherwise becomes subject, in any such country or territory, to any law relating to insolvency, bankruptcy or liquidation; or

16.1.11	any Obligor or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business except consequent upon a disposal, merger or acquisition not otherwise prohibited under this Agreement; or

16.1.12	any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply with its obligations under any of the Financing Documents to which it is a party in any material respect is revoked or withheld or does not remain in full force and effect or is materially and adversely modified; or

16.1.13	at any time it is unlawful for any Obligor to perform any of its material obligations under any Financing Document to which it is a party; or

16.1.14	any litigation, arbitration or administrative proceeding or claim in which there is a reasonable possibility of an adverse decision which has had or would be reasonably likely by itself or together with any other such proceedings or claims either to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or which would be reasonably likely materially and adversely to affect the ability of the Obligors taken as a whole to observe or perform their obligations under any Financing Documents and which affect any Obligor or the Group as a whole is in progress or pending or threatened; or

16.1.15	(a) any U.S. Subsidiary (a “Qualifying U.S. Subsidiary”) which is an Obligor or Material Subsidiary shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to winding-up, dissolution, bankruptcy, insolvency, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Qualifying U.S. Subsidiary shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against any Qualifying U.S. Subsidiary any case, proceeding or other action of a nature referred to in sub-clause 16.1.15(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 90 days; or (c) there shall be commenced against any Qualifying U.S. Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (d) any Qualifying U.S. Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in sub-clauses 16.1.15(a),16.1.15 (b) or 16.1.15 (c) of this Clause 16.1; or (e) any Qualifying U.S. Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

16.1.16	any Obligor repudiates a Financing Document or evidences an intention to repudiate a Financing Document,

then, at once or at any time thereafter, the Facility Agent may, and upon the request of the Majority Lenders shall, by notice to the Obligors’ Agent, declare the Total Outstandings to be immediately due and payable whereupon:

(a)	all Advances and all other sums outstanding under the Facility shall become so due and payable together with accrued interest thereon and any other amounts then payable under this Agreement or the Facility; and

(b)	no further utilisations of the Facility shall be permitted.

Notwithstanding the foregoing, if an Event of Default specified in sub-clause 16.1.15(a) to (d) of this Clause 16.1 occurs with respect to a U.S. Subsidiary which is a Borrower, the Commitments of the Lenders in respect of such Borrower shall immediately terminate and the Outstandings owed by such Borrower shall become immediately due and payable, without any action by the Facility Agent or the Lenders and without any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any Financing Documents to the contrary notwithstanding.

16.2	Notice

If the Facility Agent is notified under this Agreement of the occurrence of an Event of Default it shall promptly inform each of the Lenders. If any Lender becomes aware of the occurrence of an Event of Default it shall promptly inform the Facility Agent.

17.	INDEMNITY

17.1	Break Costs

(a)	The Company shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

17.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Financing Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 22.2 (Pro Rata Sharing);

(c)	funding, or making arrangements to fund, its participation in an Advance requested by a Borrower in a Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower.

17.3	Waiver of Defences

Each Obligor agrees that no delay, extension of time, renewal, compromise, waiver, indulgence, release of security or rights or any other matter or thing shall in any way prejudice the Lenders’ or the Facility Agent’s rights or powers hereunder. No Obligor shall by virtue of any payment made by it pursuant to this Clause 17 claim in competition with the Facility Agent or any Lender any right of subrogation, contribution or indemnity against any member of the Group so long as any amount is or is capable of becoming outstanding hereunder.

18.	GUARANTEE

18.1	Guarantee

Each Guarantor unconditionally and irrevocably guarantees, as a continuing obligation, the proper and punctual payment by each of the Obligors of the Guaranteed Amounts and unconditionally and irrevocably undertakes, as a continuing obligation, with each Finance Party that, if for any reason any Obligor does not make such payment, each Guarantor shall pay the Guaranteed Amounts upon first written demand by the Facility Agent.

18.2	Principal Debtor

Each Guarantor shall be deemed to be liable for the Guaranteed Amounts as a sole or principal debtor.

18.3	Discharge

The liabilities and obligations of each of the Guarantors under this Agreement shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever, except the proper and valid payment of all the Guaranteed Amounts and, subject to Clause 18.4 (Preference), an absolute discharge or release of any of the Guarantors signed by the Facility Agent on behalf of the Lenders; and without prejudice to its generality, the foregoing shall apply in relation to anything which would have discharged any Guarantor (wholly or in part) or which would have afforded such Guarantor any legal or equitable defence, and in relation to any winding up or dissolution of, or any change in constitution or corporate identity or loss of corporate identity by, any of the Obligors or any other person.

18.4	Preference

Any such discharge or release as is referred to in Clause 18.3 (Discharge), and any composition or arrangement which any of the Guarantors may effect with the Finance Parties, shall be deemed to be made subject to the condition that it will be void if any payment or security which any Finance Party may previously have received or may thereafter receive from any person in respect of the Guaranteed Amounts is set aside under any applicable law or proves to have been for any reason invalid.

18.5	No Impairment

Without prejudice to the generality of Clauses 18.2 (Principal Debtor) and 18.3 (Discharge) none of the liabilities or obligations of any of the Guarantors under this Agreement shall be impaired by, and each Guarantor hereby irrevocably waives any defences it may now or hereafter have in any way relating to, the Finance Parties (or any of them):

18.5.1	agreeing with any Obligor any variation or departure (however substantial) of or from this Agreement (other than this Clause 18.5) or any of the Financing Documents and any such variation or departure shall, whatever its nature, be binding upon such Guarantor in all circumstances, notwithstanding that it may increase or otherwise affect the liability of such Guarantor provided however that if any such variation is made, without such Guarantor’s prior written consent, which has the effect of increasing the amount of the Facility or the Margin, the amount of such Guarantor’s liability under this Clause 18.5 shall be limited to the amount for which they would have been liable had such variation not been made;

18.5.2	releasing or granting any time or any indulgence whatsoever to any Obligor or such Guarantor and, in particular, waiving any of the pre-conditions for Advances under this Agreement or any contravention by any Obligor of this Agreement, or entering into any transaction or arrangements whatsoever with or in relation to any Obligor, and/or any third party;

18.5.3	taking, perfecting, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security for the Guaranteed Amounts in such manner as it or they think fit, or claiming, proving for, accepting or transferring any payment in respect of the Guaranteed Amounts in any composition by, or winding up of, any Obligor and/or any third party or abstaining from so claiming, proving, accepting or transferring.

18.6	Demands

Demands under this Clause 18.6 may be made from time to time, and the liabilities and obligations of each Guarantor under this Agreement may be enforced, irrespective of:

18.6.1	whether any demands, steps or proceedings are being or have been made or taken against any of the Obligors and/or any third party; or

18.6.2	whether or in what order any security to which any Finance Party may be entitled in respect of the Guaranteed Amounts is enforced.

Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default to or upon any Obligor.

18.7	Suspense Account

Until all amounts which may be or become payable by the Obligors hereunder or under any of the Financing Documents or in connection herewith or therewith have been irrevocably paid and discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

18.7.1	refrain from applying or enforcing any other security, moneys or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of such amounts or apply and enforce the same in such manner and order as it sees fit (whether against such amounts or otherwise) and none of the Guarantors shall be entitled to the benefit of the same; and

18.7.2	hold in suspense account (subject to the accrual of interest thereon at market rates for the account of any Guarantor) any moneys received from any Guarantor or on account of that Guarantor’s liability hereunder.

18.8	Subordination

So long as any of the Guarantors has any liability under this Agreement and except as provided in Clause 18.9 (Deferral of Subrogation, Contribution, Reimbursement, Exoneration and Indemnity):

18.8.1	no Guarantor shall take or accept any Security Interest from any Obligor or, in relation to the Guaranteed Amounts, from any third party, without first obtaining the Facility Agent’s written consent;

18.8.2	after the occurrence of an Event of Default, each such Guarantor shall not, without first obtaining the Facility Agent’s written consent, seek to recover, whether directly or by set off, lien, counterclaim or otherwise, nor accept any moneys or other property, nor exercise any rights in respect of, any sum which may be or become due to any such Guarantor on any account by any Obligor or, in relation to the Guaranteed Amounts, from any third party, nor claim, prove for or accept any payment in any composition by, or any winding up of, any Obligor or, in relation to the Guaranteed Amounts, any third party;

18.8.3	if, notwithstanding the foregoing, any such Guarantor holds or receives any such security, moneys or property, it shall forthwith pay or transfer the same to the Facility Agent.

18.9	Deferral of Subrogation, Contribution, Reimbursement, Exoneration and Indemnity

Each Guarantor agrees that it will not exercise any rights that it may now have or hereafter acquire against any Obligor or any other person that arise from the existence, payment, performance or enforcement of the Guaranteed Amounts, including without limitation any right of subrogation, contribution, reimbursement, exoneration or indemnity (or any similar right) prior to the later of the cash payment in full of the Guaranteed Amounts and all other amounts payable under this Clause 18 and the Final Maturity Date. If any amount shall be paid to any such Guarantor in violation of the preceding sentence, such amount shall be held in trust for the benefit of the Finance Parties and shall forthwith be paid to the Facility Agent to be credited and applied to the Guaranteed Amounts and all other amounts payable under this Clause 18, whether or not due, in accordance with the terms of the Financing Documents, or be held as collateral security for any Guaranteed Amounts or other amounts payable under this Clause 18 and thereafter arising. If (a) any such Guarantor shall make payment of all or any part of the Guaranteed Amounts, (b) all of the Guaranteed Amounts and all other amounts payable under this Clause 18 shall be paid in full in cash and (c) the Final Maturity Date shall have occurred, the Facility Agent will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to that Guarantor of an interest in the Guaranteed Amounts resulting from such payment by such Guarantor.

18.10	Release of Guarantor’s right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Financing Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

18.10.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Financing Documents; and

18.10.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Financing Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Financing Document or of any other security taken pursuant to, or in connection with, any Financing Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.11	Indemnity

As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes with the Finance Parties (and each of them) that, should the

Guaranteed Amounts not be recoverable from any Guarantor under this Clause 18 for any reason whatsoever (including, but without prejudice to the generality of the foregoing, by reason of any other provision of this Agreement being or becoming void, unenforceable or otherwise invalid under any applicable law) then, notwithstanding that it may have been known to that Finance Party, each Guarantor shall, as a sole, original and independent obligation, upon first written demand by the Facility Agent under Clause 18.1 (Guarantee), make payment of the Guaranteed Amounts by way of a full indemnity in such currency and otherwise in such manner as is provided for in this Agreement and shall indemnify the Finance Parties (and each of them) against all losses, claims, costs, charges and expenses to which it may be subject or which they may incur under or in connection with this Agreement.

18.12	Limitation on U.S Guarantors

Any term or provision of this Clause 18 or any other term in this Agreement or any Financing Document notwithstanding, the maximum aggregate amount of the obligations for which any U.S. Subsidiary shall be liable under this Agreement shall in no event exceed an amount equal to the largest amount that would not render such U.S. Subsidiary’s obligations under this Agreement subject to avoidance under applicable United States federal or state fraudulent conveyance laws.

19.	THE AGENTS

19.1	Appointment of the Agents

19.1.1	Each Finance Party (other than the Facility Agent) appoints the Facility Agent to act as its agent under and in connection with the Financing Documents; and

19.1.2	Each Swingline Lender appoints the Swingline Agent to act as its agent under and in relation to the Swingline Facility,

and in each case authorises that Agent on its behalf to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Financing Documents together with any other incidental rights, powers, authorities and discretions.

19.2	Duties of an Agent

19.2.1	An Agent shall promptly forward to a party the original or a copy of any document which is delivered to that Agent for that party by any other party.

19.2.2	If an Agent receives notice from a party referring to this Agreement, describing an Event of Default or Potential Event of Default and stating that the circumstance described is an Event of Default or Potential Event of Default, it shall promptly notify the Lenders.

19.2.3	An Agent shall promptly notify the Lenders of any Event of Default arising under sub-clause 16.1.1 of Clause 16.1 (Events of Default).

19.2.4	An Agent’s duties under the Financing Documents are solely mechanical and administrative in nature.

19.3	No fiduciary duties

19.3.1	Nothing in this Agreement constitutes an Agent as a trustee or fiduciary of any other person.

19.3.2	An Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

19.4	Business with the Group

An Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

19.5	Rights and discretions of the Agents

19.5.1	An Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

19.5.2	An Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:

(a)	no Event of Default has occurred (unless it has actual knowledge of a Event of Default arising under sub-clause 16.1.1 of Clause 16.1 (Events of Default));

(b)	any right, power, authority or discretion vested in any party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Company (other than a Request) is made on behalf of and with the consent and knowledge of all the Borrowers.

19.5.3	An Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

19.5.4	An Agent may act in relation to the Financing Documents through its personnel and agents.

19.6	Majority Lenders’ instructions

19.6.1	Unless a contrary indication appears in a Financing Document, an Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

19.6.2	Unless a contrary indication appears in a Financing Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

19.6.3	An Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

19.6.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) an Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

19.6.5	An Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Financing Document.

19.7	Responsibility for documentation

An Agent:

19.7.1	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by that Agent, any Obligor or any other person given in or in connection with any Financing Document; or

19.7.2	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Financing Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Financing Document.

19.8	Exclusion of liability

19.8.1	Without limiting sub-clause 19.8.2 of this Clause 19.8, an Agent will not be liable for any action taken by it under or in connection with any Financing Document, unless directly caused by its gross negligence or wilful misconduct.

19.8.2	No Party (other than an Agent) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Financing Document and any officer, employee or agent of that Agent may rely on this Clause 19.8 subject to sub-clause 1.3.3 of Clause 1.3 (Construction) and the provisions of the Third Parties Act.

19.8.3	An Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Financing Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

19.9	Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Revolving Facility Total Commitments or, if the Revolving Facility Total Commitments are then zero, to its share of the Revolving Facility Total Commitments immediately prior to their reduction to zero) indemnify an Agent, within three Business Days of demand, against any cost, loss or liability incurred by that Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) in acting as Agent under the Financing Documents (unless that Agent has been reimbursed by an Obligor pursuant to a Financing Document).

19.10	Resignation of an Agent

19.10.1	An Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

19.10.2	Alternatively an Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may, with the consent of the Obligors’ Agent (not to be unreasonably withheld or delayed) appoint a successor Agent.

19.10.3	If the Majority Lenders have not appointed a successor Agent in accordance with sub-clause 19.10.2 of this Clause 19.10 within 30 days after notice of resignation was given, that Agent may, with the consent of the Obligors’ Agent (not to be unreasonably withheld or delayed) appoint a successor Agent (acting through an office in the United Kingdom).

19.10.4	The resigning Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Financing Documents.

19.10.5	An Agent’s resignation notice shall only take effect upon the appointment of a successor.

19.10.6	Upon the appointment of a successor, the resigning Agent shall be discharged from any further obligation arising from its role as Agent in respect of the Financing Documents but shall remain entitled to the benefit of this Clause 19.10. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

19.10.7	After consultation with the Company, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with sub-clause 19.10.2 of this Clause 19.10. In this event, that Agent shall resign in accordance with sub-clause 19.10.2 of this Clause 19.10.

19.11	Confidentiality

19.11.1	In acting as Agent for the Finance Parties, an Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

19.11.2	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and that Agent shall not be deemed to have notice of it.

19.11.3	Notwithstanding any other provision of any Financing Document to the contrary, an Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

19.12	Relationship with the Lenders

19.12.1	An Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

19.12.2	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 2 (Calculation of the Mandatory Cost).

19.13	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Financing Document, each Lender confirms to the Agents that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Financing Document including but not limited to:

19.13.1	the financial condition, status and nature of each member of the Group;

19.13.2	the legality, validity, effectiveness, adequacy or enforceability of any Financing Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document;

19.13.3	whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document; and

19.13.4	the adequacy, accuracy and/or completeness of any information provided by an Agent, any Party or by any other person under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document.

20.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

20.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

20.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

20.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.

21.	FEES AND EXPENSES

21.1	Upfront fees

The Company shall pay the upfront fees in accordance with the terms of the Fee Letters dated on or about the Signing Date between, amongst others, the Company and the Facility Agent.

21.2	Agency fee

The Company shall pay to each of the Facility Agent and the Swingline Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

21.3	Transaction expenses

The Company shall promptly on demand, and having been provided with reasonable evidence of such, pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably and properly incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

21.3.1	this Agreement and any other documents referred to in this Agreement; and

21.3.2	any other Financing Documents executed after the date of this Agreement.

21.4	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 15.10 (Change of currency), the Company shall, within three Business Days of demand, and having been provided with reasonable evidence of such, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably and properly incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

21.5	Enforcement costs

The Company shall, within three Business Days of demand, and having been provided with reasonable evidence of such, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Financing Document.

21.6	Stamp Duty

The Obligors shall pay any stamp, documentary and other similar duties and Taxes to which the Financing Documents or any related documents (other than an assignment or transfer of a Lender’s rights or obligations hereunder) may be subject or give rise in any relevant jurisdiction and shall fully indemnify each Finance Party from and against any losses, liabilities or costs which any of them may incur as a result of any delay or omission by the Borrowers to pay any such duties or Taxes.

21.7	Value Added Tax

The consideration stated in a Financing Document to be payable by any Party to a Finance Party is deemed to be exclusive of any VAT and accordingly:

21.7.1	any Party shall in addition to and at the same time as paying any consideration pay an amount equal to any VAT properly chargeable in respect of supplies made by a Finance Party as contemplated by this Agreement; and

21.7.2	where a Financing Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by it in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit for or repayment of the VAT.

22.	SET-OFF AND PRO RATA SHARING

22.1	Set-off

Following an Event of Default which is continuing and has not been waived, any Lender may at the same time as providing notice to the relevant Obligor combine, consolidate or merge all or any of a Borrower’s or a Guarantor’s accounts with, and liabilities to, that Lender and may set off or transfer any sum standing to the credit of any such accounts in or towards satisfaction of any of the Borrower’s or any of the Guarantor’s, as the case may be, liabilities to that Lender under the Financing Documents, and may do so notwithstanding that the balances on such accounts and the liabilities may not be expressed in the same currency and each Lender is hereby authorised to effect any necessary conversions at the Lender’s own rate of exchange then prevailing.

22.2	Pro Rata Sharing

22.2.1	If, following an Event of Default, a Lender receives or recovers any amount (other than from the Facility Agent) in respect of sums due from a Borrower or a Guarantor under the Financing Documents (whether by set-off or otherwise) it shall promptly notify the Facility Agent of such amount and the manner of its receipt or recovery.

22.2.2	Following receipt of notice under sub-clause 22.2.1 of this Clause 22.2 the Facility Agent shall, as soon as practicable, having regard to the circumstances, consult with the Lenders to establish the aggregate amount of sums received or recovered by the Lenders and what payments are necessary amongst the Lenders for such aggregate amount to be divided amongst each Lender in the proportion to which each Lender’s Outstandings bear to the Total Outstandings.

22.2.3	The Lenders shall promptly make such payments to each other, through the Facility Agent, as the Facility Agent shall direct to effect the divisions referred to in sub-clause 22.2.2 of this Clause 22.2.

22.2.4	If a Lender makes a payment or payments pursuant to sub-clause 22.2.3 of this Clause 22.2, any payment previously received by that Lender as described in sub-clause 22.2.1 of this Clause 22.2 shall, subject to sub-clause 22.2.5, of this Clause 22.2 be deemed to have been made by the relevant Borrower or the relevant Guarantor, as the case may be, on the understanding that it was received by that Lender as agent for the Lenders and that the payments described in sub-clause 22.2.3 of this Clause 22.2 would be made and the liabilities of the relevant Borrower or the relevant Guarantor, as the case may be, to each of the Lenders shall accordingly be determined on the basis that such payment or payments pursuant to sub-clause 22.2.3 of this Clause 22.2 would be made.

22.2.5	If a Lender makes a payment or payments pursuant to sub-clause 22.2.3 of this Clause 22.2, sub-clause 22.2.4 of this Clause 22.2 shall not apply if, as a result, the indebtedness of the relevant Borrower or the relevant Guarantor to the Lender has been extinguished, discharged or satisfied by the amount received or recovered (for example, because of set-off). In this event, for the purpose only of determining the liabilities of the relevant Borrower or the relevant Guarantor, as the case may be, to the Lenders (other than the Lender making the said payment or payments) and the liabilities of the Lenders to each other, the said payment or payments by the Lender shall be deemed to have been made on behalf of the relevant Borrower or the relevant Guarantor, as the case may be, in respect of its obligations under the Financing Documents and to the extent the Facility is thereby discharged the relevant Borrower or the relevant Guarantor, as the case may be, shall fully indemnify the Lender for such payment or payments.

22.2.6	Any moneys payable by the relevant Borrower or the relevant Guarantor under sub-clause 22.2.5 of this Clause 22.2 by way of indemnity shall be payable from the date the Lender makes the payment or payments under sub-clause 22.2.3 of this Clause 22.2, shall carry interest from such date and for such purpose and all other purposes of this Agreement be treated in the same way as other amounts payable under this Agreement as though such moneys were payable in respect of the Outstandings of the Lender which has the benefit of the indemnity contained in sub-clause 22.2.5 of this Clause 22.2 (whether or not the indebtedness attributable to such participation has been extinguished, discharged or satisfied in whole or in part).

For the purpose of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest payable under this Agreement which is to be calculated on any basis other than a full calendar year is equivalent may be determined by multiplying such rate by a fraction, the numerator of which is the number of days in the calendar year in which the period for which interest at such rate is payable ends and the denominator of which is the number of days comprising such basis.

22.2.7	Every payment and adjustment made pursuant to this Clause 22.2 shall be subject to the condition that if any receipt or recovery as referred to in sub-clause 22.2.1 of this Clause 22.2 made by a Lender (or any part thereof) subsequently has to be repaid by the relevant Lender (the “Sharing Lender”) to the relevant Borrower or the relevant Guarantor, the Facility Agent (if it shall then hold the same) and each of the Lenders which has received any part thereof shall repay the relevant amount received (or the relevant part, as the case may be) to the Sharing Lender together with such amount (if any) as is necessary to reimburse to the Sharing Lender the appropriate proportion of any interest (in respect of the period during which the Facility Agent or (as the case may be) such Lender held such amount (or part thereof)) it shall have been obliged to pay when repaying such amount as aforesaid and the relevant adjustments pursuant to the preceding sub-clauses of this Clause 22.2 shall be to that extent cancelled.

22.3	Litigation

If any Lender shall commence an action or proceeding in any court to enforce its rights and, as a result thereof or in connection therewith, shall receive any amount which would otherwise require such Lender to make a payment to another Lender pursuant to this Clause 22.3 the relevant Lender shall not be required to make any such payment to (a) a Lender that has the legal right to, but does not (after notification to that Lender by the Lender instituting legal proceedings), join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court or (b) the Lenders(s) which shall have joined the same action or proceeding or shall have commenced and prosecuted a separate action or proceeding to enforce their rights in the same or in another court if, by reason of the negligence or wilful default of such Lender(s), such Lender(s) shall obtain a sum which is proportionately smaller (including a nil receipt) than that received by the Lender otherwise required to make a payment pursuant to this Clause 22.3.

22.4	Notification

Each Lender shall promptly give notice to the Facility Agent of:

22.4.1	the institution by such Lender of any legal action or proceedings hereunder or in connection herewith prior to such institution; and

22.4.2	the receipt or recovery by such Lender of any amount due and payable to such Lender hereunder and received or recovered by it otherwise than through the Facility Agent.

Upon receipt of any such notice the Facility Agent will as soon as practicable thereafter notify all the other Lenders.

23.	BENEFIT OF AGREEMENT

23.1	Assignments and transfers by Obligors

Except as otherwise provided in Clause 3.9 (Substitution of Borrowers), no Obligor may assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of all the Lenders.

23.2	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

23.2.1	assign any of its rights; or

23.2.2	transfer by novation any of its rights and obligations,

to another bank or financial institution (the “New Lender”).

23.3	Conditions of assignment or transfer

23.3.1	The consent of the Company is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

23.3.2	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

23.3.3	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

23.3.4	The consent of the Company to an assignment or transfer is not required when an Event of Default has occurred and is continuing.

23.3.5	Any such transfer may be in whole or in part of the Existing Lender’s relevant Commitment but, if in part, in a minimum amount of $5,000,000 (unless the Obligors’ Agent otherwise agrees in its absolute discretion) and provided that after such transfer such Existing Lender’s Commitment shall not be less than $5,000,000 (or zero if the whole of such Existing Lender’s Commitment is transferred).

23.3.6	An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other

Lenders as it would have been under if it was an Original Lender and performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lenders and the New Lender.

23.3.7	A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for Transfer) is complied with.

23.3.8	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Financing Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15.3 (Withholdings) or Clause 14.2 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $1,500.

23.5	Limitation of responsibility of Existing Lenders

23.5.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Financing Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Financing Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Financing Documents or any other document,

and any representations or warranties implied by law are excluded.

23.5.2	Each New Lender confirms to the Existing Lender and the other Lenders that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Financing Documents; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Financing Documents or any Commitment is in force.

23.5.3	Nothing in any Financing Documents obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23 ; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Financing Documents or otherwise.

23.6	Procedure for transfer

23.6.1	Subject to the conditions set out in Clause 23.3 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause 23.6.3 of this Clause 23.6 when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to sub-clause 23.6.2 below of this Clause 23.6, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

23.6.2	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such Lender.

23.6.3	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Financing Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Financing Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the

Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Borrower and the Existing Lender;

(c)	the Facility Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been on the date of this Agreement with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(d)	the New Lender shall become a Party as a “Lender”.

23.7	Copy of Transfer Certificate to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

23.8	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

23.8.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

23.8.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

23.8.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Financing Documents as that Lender shall consider reasonably appropriate if, in relation to sub-clauses 23.8.1 and 23.8.2 of this Clause 23.8, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

Notwithstanding any of the provisions of the Financing Documents, the Obligors and the Finance Parties hereby agree that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind, the “tax structure” and “tax treatment” (in each case within the meaning of the U.S. Treasury Regulation Section 1.6011-4) of the Facility and any materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing relating to such tax structure and tax treatment.

23.9	Limitation of Increased Costs

Where any Lender assigns or transfers all or any part of its rights or obligations hereunder or changes its lending office for the purpose of this Agreement, the Borrower shall not be liable

(other than where such change in its lending office was requested by the Obligors’ Agent on behalf of any Borrower) to pay any additional amounts under Clauses 14.2 (Increased Costs) or 15.3 (Withholdings) due to circumstances existing on the effective date of such assignment or transfer and which would not have been payable had no such change, assignment or transfer taken place.

23.10	Sub-Participations

No Lender shall be required to notify any other party to this Agreement of a sub-participation of its rights and interests hereunder provided that nothing in this Clause 23.10 (Sub-Participations) gives any sub-participant any rights against any Borrower or the Guarantor. No Borrower shall be liable to pay any additional amounts under Clause 14.2 (Increased Costs) or Clause 15.3 (Withholdings) arising as a direct consequence of any such sub-participation.

23.11	Assignment to Federal Reserve Bank

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, without notice to or consent of any Party, to any U.S. Federal Reserve Bank provided that (i) no Lender shall be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge and (ii) in no event shall such U.S. Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action under this Agreement.

23.12	The Register

The Facility Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each assignment agreement and Transfer Certificate delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the commitments of and obligations owing to each Lender. The entries in the Register shall be conclusive and each Obligor, the Facility Agent and each Lender may treat each Person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. The Register shall be available for inspection by each Obligor at any reasonable time and from time to time to upon reasonable prior notice. No assignment shall be effective unless it is recorded in the Register.

24.	FURTHER PROVISIONS

24.1	Evidence of Indebtedness

In any proceedings relating to this Agreement:

24.1.1	a statement as to any amount due to the Lenders under this Agreement which is certified as being correct by an officer of the Facility Agent; and

24.1.2	a statement as to any amount due to a Lender under this Agreement which is certified as being correct by an officer of the Lender,

shall, unless otherwise provided in this Agreement, be prima facie evidence that such amount is in fact due and payable.

24.2	Application of Moneys

If any sum paid or recovered in respect of the liabilities of a Borrower under this Agreement is less than the amount then due, the Facility Agent may apply that sum to principal, interest, fees or any other amount due under this Agreement in such proportions and order and generally in such manner as the Majority Lenders shall determine.

24.3	Rights Cumulative: Waivers

The rights and remedies provided in this Agreement are cumulative, may be exercised as often as is considered appropriate by the relevant Party and are not exclusive of any rights or remedies provided by law. The respective rights of the Facility Agent and the Lenders in relation to the Facility (whether arising under this Agreement or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or any variation of any such right.

24.4	Amendments

The Facility Agent may (except where any other authority is required for the same by the express provisions of the Financing Documents) grant waivers or consents or vary the terms of the Financing Documents if authorised by the Majority Lenders and the Obligors’ Agent. Any such waiver, consent or variation so authorised and effected by the Facility Agent shall be binding on all the Lenders and the Facility Agent shall be under no liability whatsoever in respect of any such waiver, consent or variation. This Clause 24.4 shall not authorise:

24.4.1	any change in the rate at which interest is payable or the method by which interest is calculated under this Agreement;

24.4.2	any extension of the date for, or alteration in the amount or currency of, any payment of principal, interest, fee, commission or any other amount payable under the Financing Documents;

24.4.3	any extension of the Final Drawing Date or the Final Maturity Date;

24.4.4	any increase in any Lender’s Commitment;

24.4.5	any variation of (a) the definitions of Majority Lenders; (b) Clauses 22.2 (Pro Rata Sharing) and 23.1 (Assignments and Transfers by Obligors) or this Clause 24.4 (Amendments); or

24.4.6	any release of any Guarantor except where specifically permitted elsewhere in this Agreement or any variation or amendment to Clause 13.15 (Limitation on Borrowings of Subsidiaries),

except with the prior consent of all the Lenders.

24.5	Notices

Except as otherwise stated herein, any communication to be made hereunder shall be made in writing and may be made by fax or letter or, to the extent that the relevant Party has specified such address pursuant to sub-clauses 24.6.1, 24.6.2 or 24.6.3 of Clause 24.6 below, by e-mail, and in the case of the notification of rates of interest by the Facility Agent pursuant to Clause 9.5 (Facility Agent’s Certificate) and the distribution of any information by the Facility Agent pursuant to Clause 19.2 (Duties of an Agent), the Facility Agent may refer any Obligor or the Lenders (whichever is appropriate) by fax or letter, or if so specified, e-mail to a website and to the location of the relevant information on such website in discharge of such notification or delivery obligation provided that:

24.5.1	such notification or delivery obligation shall not be discharged by the Facility Agent referring a Lender or Obligor to a website if such Lender or Obligor has previously provided written notice to the Facility Agent that it does not wish to receive notices via a website; and

24.5.2	in relation to the notification of rates of interest pursuant to Clause 9.5 (Facility Agent’s Certificate), if any Party notifies the Facility Agent that it is unable to access such website the Facility Agent will promptly notify that Party of the relevant interest rate using an alternative method of communication permitted under this Clause 24.5.

24.6	Any such notice or other communications shall be deemed to be duly given or made when delivered (in the case of personal delivery or letter) and when despatched (in the case of fax or, if so specified, e-mail to such party addressed to it at its address, facsimile number or, if so specified, its e-mail address or where reference in such communication is to a website, when the delivery of such letter, fax or as the case may be, e-mail referring the addressee to such website is effective:

24.6.1	in the case of a Lender, as specified in Schedule 1 (Lenders and Commitments) or at such other address, facsimile number and/or e-mail address as such Lender may notify to the Facility Agent in writing from time to time.

24.6.2	in the case of an Obligor, as such Obligor may specify in writing to the Obligors’ Agent and the Facility Agent from time to time;

24.6.3	in the case of the Obligors’ Agent, the Swingline Agent or the Facility Agent as follows, or as such a party may specify to all the other parties hereto in writing from time to time:

The Obligors’ Agent

WPP Group plc
27 Farm Street
London W1J 5RJ
Facsimile No: +44 207 491 8417
Attention: Company Secretary

The Facility Agent
Citibank International plc
4 Harbour Exchange Square
London E14 9GE
Telephone No: +44 207 500 4770

Facsimile No: +44 208 636 3824
Attention: Alan Gibb

The Swingline Agent
Citibank, N.A.
2 Penns Way, Suite 110
New Castle, Delaware 19720
Telephone No: +1 302 894 6035

Facsimile No: +1 212 994 0847
Attention: Diane Stewart

24.7	English Language

All notices or communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

24.8	Invalidity of any Provision

If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.9	Counterparts

This Agreement may be executed in any number of counterparts, and such execution shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

24.10	Choice of Law

This Agreement is governed by, and shall be construed in accordance with, the laws of England.

24.11	Submission to Jurisdiction

24.11.1

(a)	For the benefit of the Finance Parties, all the parties agree that the courts of England are to have jurisdiction to settle any disputes which may arise in connection with the legal relationships established by this Agreement (including, without limitation, claims for set-off or counterclaim) or otherwise arising in connection with this Agreement.

(b)	Without prejudice to sub-clause 24.11.1(a) of this Clause 24.11, each of the Obligors irrevocably submits to the jurisdiction of any state or federal court of the State of New York.

(c)	The Obligors irrevocably waive any objections on the ground of venue or forum non conveniens or any similar grounds.

(d)	The Obligors irrevocably consent to service of process by mail or in any other manner permitted by the relevant law.

24.11.2	The Obligors shall at all times maintain an agent for service of process in England and in New York. Such agent shall be, in the case of England, the Company at its address at 27 Farm Street, London, W1J 5RJ and, in the case of New York, WPP Group U.S. Finance of 125 Park Avenue, New York, NY 10017 U.S.A. and any writ, judgment or other notice of legal process shall be sufficiently served on the Obligors if delivered to such agent at its address for the time being. The Obligors undertake not to revoke the authority of the above agents and if, for any reason, any such agent no longer serves as agent of the Obligors to receive service of process, the Obligors shall promptly appoint another such agent and advise the Facility Agent thereof. The Company and WPP Group U.S. Finance hereby accept the foregoing appointments and agree to accept service of any writ, judgment or other notice of legal process on behalf of the Obligors in the relevant jurisdiction for which they are appointed as agent for service of process.

24.12	Waiver of Jury Trial

Each of the parties hereto waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related, or connected with any of the Financing Documents or the relationship established hereunder and whether arising or asserted before or after the date hereof or before or after the payment, observance and performance in full of such party’s obligations hereunder.

24.13	USA Patriot Act

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

Signed by the authorised representatives of the parties.

SCHEDULE 1

LENDERS AND COMMITMENTS

Part I

The Revolving Facility Lenders

Name of Revolving Facility Lender	Revolving Facility Commitment (in U.S. Dollars)
Barclays Bank PLC	150,000,000

BNP Paribas	150,000,000

Calyon	150,000,000

Citibank, N.A. (or, for Advances in respect of UK Borrowers, Citibank, N.A. London Branch)	150,000,000

HSBC Bank plc	150,000,000

Sumitomo Mitsui Banking Corporation Europe Limited (SMBCE)	150,000,000

The Royal Bank of Scotland plc	150,000,000

Wachovia Bank, National Association	150,000,000

Bank of America, N.A.	100,000,000

Banca Intesa, S.P.A, London Branch	75,000,000

Merrill Lynch Bank USA	50,000,000

Morgan Stanley Bank International Limited	50,000,000

Nordea Bank AB (publ)	50,000,000

William Street Commitment Corporation	50,000,000

Banco Santander Central Hispano S.A., London Branch	25,000,000

$1,600,000,000

Part II

The Swingline Lenders

Name of Swingline Lender	Swingline Commitment (in U.S. Dollars)
Barclays Bank PLC	150,000,000

BNP Paribas	150,000,000

Calyon	150,000,000

Citibank, N.A.	150,000,000

HSBC Bank plc	150,000,000

The Royal Bank of Scotland plc	150,000,000

Wachovia Bank, National Assocation	150,000,000

Bank of America, N.A.	100,000,000

Banca Intesa, S.P.A, London Branch	75,000,000

Merrill Lynch Bank USA	50,000,000

Morgan Stanley Bank International Limited	50,000,000

Nordea Bank AB (publ)	50,000,000

Banco Santander Central Hispano S.A., London Branch	25,000,000

$1,400,000,000

SCHEDULE 2

CALCULATION OF THE MANDATORY COST

(a)	The Mandatory Cost is an addition to the interest rate in relation to the cost of compliance with (i) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (ii) the requirements of the European Central Bank.

(b)	For the purpose of paragraph (a) of the definition of Mandatory Cost, the Mandatory Cost for an Advance for each of its Interest Periods is the rate (the “Additional Cost Rate”) determined by the Facility Agent to be equal to the arithmetic mean (rounded upward, if necessary, to four decimal places) of the respective rates notified by each of the Reference Banks to the Facility Agent as the rate resulting from the application of the following formula:

in relation to an Advance denominated in sterling:

AB + C(B-D) + E x 0.01% per annum
100-(A + C)

in relation to any other Advance:

E x 0.01% per annum
300

where on the day of application of the formula:

A	is the percentage of the Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Reference Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

B	is the percentage rate of interest (excluding Margin and the Mandatory Cost) payable for the relevant Interest Period on the Advance;

C	is the percentage (if any) of Eligible Liabilities which that Reference Bank is required to maintain as interest bearing Special Deposits with the Bank of England ;

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits; and

E	is the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

(c)	For the purposes of this Schedule 2:

(i)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(ii)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(iii)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(iv)	“Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Regulations.

(d)	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

(e)	If requested by the Facility Agent, each Reference Bank shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Reference Bank shall supply the following information in writing on or prior to the date on which it becomes a Reference Bank:

(i)	the jurisdiction of its Facility Office;

(ii)	the rate of charge payable by that Reference Bank to the Financial Services Authority calculated in accordance with E above; and

(iii)	any other information that the Facility Agent may reasonably require for such purpose.

Each Reference Bank shall promptly notify the Facility Agent in writing of any change to the information provided by it pursuant to this paragraph and, if requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated in accordance with E above) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

(f)	The percentages or rates of charge of each Reference Bank for the purposes of A, C and E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraph (e) above and on the assumption that, unless a Reference Bank notifies the Facility Agent to the contrary, each Reference Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(g)	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Reference Bank pursuant to paragraph (e) above is true and correct in all respects.

(h)	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

(i)	The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 3

REQUESTS

Part I

Request in respect of Revolving Facility Advances

To:	[*the Facility Agent]	Date: [* ],20 [* ]

Dear Sirs,

Revolving Facility Agreement dated [                        ], 2005

WPP Group plc - US$1,600,000,000

Drawing Number: [*                                ]

1.	We refer to Clause 5 (Utilisation of the Revolving Facility) of the Revolving Facility Agreement. Terms defined in the Revolving Facility Agreement have the same meanings in this Request.

2.	We wish to borrow Revolving Facility Advances with the following specifications:

(a)	Borrower: [* ]

(b)	Drawing Date: [* ] 20[* ]

(c)	Currency: [* ]

(d)	Amount: [* ]

(e)	Interest Period: [* ]

(f)	Payment Instructions: [* ]

3.	We confirm that [the matters represented and warranted by each Borrower and each Guarantor set out in Clause 12.2 (After Signing) of the Revolving Facility Agreement are true and accurate on the date of this Request as if made with reference to the facts and circumstances now prevailing and that no Event of Default or Potential Event of Default has occurred and is continuing or would result from the Revolving Facility Advance]/[no Event of Default has occurred and is continuing or would result from the Revolving Facility Advance]**.

Yours faithfully,

[Authorised Signatory]

for and on behalf of

[Obligors’ Agent]

**  The confirmation in Option 1 is required for all Revolving Facility Advances other than a rollover utilisation (as defined in Clause 4.3 (Conditions to Each Utilisation of the Revolving Facility). Option 2 is required for rollover utilisations.

Part II

Swingline Advance Request

From:    [Borrower]

To:        the Swingline Agent

Dated:

Dear Sirs

WPP Group plc US$1,600,000,000 Revolving Facility Agreement

dated [•] 2005 (the “Agreement”)

1.	We wish to borrow a Swingline Advance on the following terms:

Proposed Drawing Date:	[ ] (or, if that is not a New York Business Day, the next New York Business Day)

Facility to be utilised:	Swingline Facility

Amount:	U.S.$[ ] or, if less, the Available Swingline Facility

Interest Period:	[ ]

2.	We confirm that each condition specified in Clause 6.4 (Swingline Lenders’ participation) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Swingline Advance should be credited to [account].

4.	This Request is irrevocable.

Yours faithfully

............................................................
authorised signatory for
[Obligors’ Agent]

SCHEDULE 4

CERTIFICATE

[Letterhead of Borrower or Guarantor]

To:	[*the Facility Agent]

I [*name], the [Secretary] of [*name of Borrower/Guarantor] of [*address] (the “Company”)

HEREBY CERTIFY that:

(i)	attached hereto marked “A” are true and correct copies of [the memorandum of association, articles of association and the certificate of incorporation]/[bye-laws and certificate of good standing] of the Company;

(ii)	attached hereto marked “B” is a true and correct copy of [resolutions duly passed] at [a meeting of the Board of Directors] of the Company duly convened and held on [ ] 20[* ] approving the Revolving Facility Agreement to be entered into between (1) WPP Group plc, (2) WPP Finance Co. Limited, (3) WPP Group U.S. Finance Corp., (4) the Facility Agent and the Swingline Agent and (5) the Lenders named therein and authorising its signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect; and

(iii)	[attached hereto marked [“C1” and “C2”] are true and correct copies of the acceptance by [each of] the agent in [England and New York] of their [respective] appointments as agent of the Company for the purpose of accepting service of process.]

The following signatures are the true signatures of the persons who have been authorised to sign the Revolving Facility Agreement and to give notices and communications, including notices of drawing, under or in connection with the Revolving Facility Agreement.

Name	Position	Signature

*	*

*	*

*	*

Signed:	...................................
[Secretary]

““““““““““““““

SCHEDULE 5

FORM OF ACCESSION NOTICE

To:	[the Facility Agent]

1.	We refer to an agreement (the “Revolving Facility Agreement”) dated [ ], 2005 and made between (1) WPP Group plc, (2) WPP Finance Co. Limited, (3) WPP Group U.S. Finance Corp., (4) the Facility Agent and the Swingline Agent and (5) the Lenders named therein. Terms defined in the Revolving Facility Agreement shall bear the same meaning herein.

2.	We hereby give you notice that we wish [proposed additional Borrower]/[proposed additional Guarantor] of [address, fax number], a company incorporated in [* ] to become a Borrower/Guarantor under the terms of the Revolving Facility Agreement.

3.	We hereby confirm that [proposed additional Borrower is Holdco or a Subsidiary]/ [proposed additional Guarantor is Holdco or a Subsidiary].

4.	As contemplated by the provisions of the Revolving Facility Agreement we, [proposed additional Borrower], shall accordingly become entitled to make Requests under the Revolving Facility Agreement in accordance with the terms and conditions thereof and undertake with each Finance Party and the Company to be bound by the terms and conditions of the Revolving Facility Agreement insofar as such terms and conditions apply to an additional Borrower.

5.	We, [proposed additional Borrower/Guarantor], confirm that at [ ] the representations set out in paragraphs [* ] of Clause 12.2 (After Signing) of the Revolving Facility Agreement would be true (to the extent that such representations can relate to any additional Borrower / additional Guarantor) if repeated by reference to ourselves instead of the Company and each Borrower and we, as the Company, confirm that, at [ ] the representations set out in Clause 12.2 (After Signing) of the Revolving Facility Agreement are true and no Event of Default or Potential Event of Default has occurred and is continuing.

6.	The Obligors’ Agent (as agent for itself and for each of the Borrowers and the Guarantors) confirms that Clause 18 (Guarantee) of the Revolving Facility Agreement shall apply to the obligations of the additional Borrower/Guarantor under the Revolving Facility Agreement.

7.	We enclose in respect of [proposed additional Borrower/Guarantor] the Certificate set out in Schedule 4 (Certificate) of the Revolving Facility Agreement.

Yours faithfully

for and on behalf of [additional Borrower]/[additional Guarantor]	for and on behalf of [Obligors’ Agent]

SCHEDULE 6

NOTICE OF PROPOSED SUBSTITUTION

To:	[the Facility Agent]

Attention:

[Date]

Pursuant to Clause 3.9 (Substitution of Borrowers) of the Revolving Facility Agreement dated [                    ], 2005 between WPP Group plc, WPP Finance Co. Limited, WPP Group U.S. Finance Corp., the Facility Agent and the Swingline Agent and the Lenders (each as defined therein) we hereby give you notice of the following proposed substitution of a Borrower in relation to the Advances mentioned below:

(a)	Existing Borrower: [* ]

(b)	Proposed Substitute Borrower: [* ]

(c)	Proposed date for substitution: [* ]

(d)	Drawing Date or Date of Issue of relevant Advance: [* ]

(e)	Drawing of Advances: [* ]

(f)	Currency of Advance: [ ]

Yours faithfully,

[Authorised Signatory]

For and on behalf of

[Obligors’ Agent]

*	must be at least fourteen days after the date upon which the Facility Agent will receive this Notice.

SCHEDULE 7

FORM OF NOVATION AGREEMENT

A NOVATION AGREEMENT dated [                    ]

BETWEEN:

(1)	[ ] (the “Original Borrower”);

(2)	[ ] (the “Substitute Borrower”);

(3)	WPP GROUP plc on behalf of itself and each other Borrower (as such capitalised terms are defined in the Revolving Facility Agreement referred to below) (the “Obligors’ Agent”);

(4)	[ ] as facility agent (the “Facility Agent”) on behalf of itself and the Lenders (as defined in the Revolving Facility Agreement referred to below);

is supplemental to the Revolving Facility Agreement dated [            ], 2005 and made between WPP Group plc, WPP Finance Co. Limited, WPP Group U.S. Finance Corp., the Facility Agent and Swingline Agent and the Lenders (all as named therein) (the “Revolving Facility Agreement”).

IT IS AGREED:

1.	NOVATION

In consideration of a payment made by the Original Borrower to the Substitute Borrower and the release of the Original Borrower from its obligations and liabilities (actual or contingent) specified in the Schedule hereto under the Revolving Facility Agreement and with effect on and from [            ] (the “Effective Date”) the Substitute Borrower hereby undertakes to observe and perform all the obligations and liabilities (actual or contingent) of the Original Borrower under the Revolving Facility Agreement in respect of the Advances specified in the Schedule (including any such obligations or liabilities as may have accrued or become due in respect thereof prior to the Effective Date).

2.	INTEGRATION

This Novation Agreement shall be read as one with the Revolving Facility Agreement so that any reference therein to “this Agreement”, “hereunder” and similar shall include and be deemed to include this Novation Agreement.

3.	REPRESENTATIONS AND WARRANTIES

The Substitute Borrower represents and warrants to each Finance Party on [            ] in the terms of the representations and warranties contained in Clause 12.2 (After Signing) of the Revolving Facility Agreement (with reference to the facts and circumstances subsisting as at such date).

4.	CONTINUING LIABILITY

The Obligors’ Agent on behalf of itself acknowledges and confirms that its obligations under Clause 18 (Guarantee) of the Revolving Facility Agreement apply to the obligations and liabilities assumed by the Substitute Borrower hereunder.

SCHEDULE

[

]

IN WITNESS whereof the parties hereto have caused this Novation Agreement to be duly executed on the date first written above.

For and on behalf of [The Original Borrower]	..................................................………

For and on behalf of [The Substitute Borrower]	..................................................………

For and on behalf of each Guarantor, each Borrower and the Obligors’ Agent	..................................................………

For and on behalf of each Finance Party	..................................................………

SCHEDULE 8

FORM OF TRANSFER CERTIFICATE

To:         [*the Facility Agent]

Transfer Certificate

relating to a Revolving Facility Agreement (the “Revolving Facility Agreement”) dated [            ], 2005 and made between (1) WPP Group plc (as Guarantor and Borrower), (2) WPP Finance Co. Limited (as Borrower), (3) WPP Group U.S. Finance Corp. (as Borrower), (4) the Facility Agent and the Swingline Agent and (5) the Lenders named therein. Terms defined in the Revolving Facility Agreement have the same meanings herein.

1.	[Existing Lender] (the “Existing Lender”) (a) confirms that to the extent that details appear in the Schedule hereto against, as the case may be, the heading “Existing Lender’s Commitment” and/or “Existing Lender’s Participation”, such details accurately summarise, as the case may be, its participation in the Facility and (b) requests [New Lender] (the “New Lender”) to accept and procure the transfer to the New Lender of the portion specified in the Schedule of, as the case may be, its participation in the Facility by counter-signing and delivering this Transfer Certificate to the Facility Agent at its address for the service of notices specified in the Revolving Facility Agreement.

2.	The New Lender hereby requests the Facility Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 23.6 (Procedure for Transfer) of the Revolving Facility Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

3.	The New Lender confirms that it has received a copy of the Revolving Facility Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Existing Lender to check or enquire on its behalf into the execution, validity, enforceability, effectiveness, adequacy, accuracy or completeness of any such documents or information and further agrees that it has not relied and will not rely on the Existing Lender to assess or keep under review on its behalf the financial condition, credit worthiness, affairs, status or nature of the Borrower or of any other party to the Revolving Facility Agreement.

4.	The New Lender hereby undertakes with the Existing Lender and each of the other parties to the Revolving Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Revolving Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

5.	The Existing Lender makes no representation or warranty and assumes no responsibility with respect to the execution, validity, enforceability, effectiveness or adequacy of the Revolving Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of any Obligor or any other party to the Revolving Facility Agreement or for the performance and observance by any Obligor or any other such party of any of its obligations under the Revolving Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6.	The Existing Lender hereby gives notice to the New Lender (and the New Lender hereby acknowledges and agrees with the Existing Lender) that the Existing Lender is under no obligation to purchase (or in any other manner to assume, undertake or discharge any obligation or liability in relation to) the portion transferred and referred to in the Schedule at any time after this Transfer Certificate shall have taken effect.

7.	Following the date upon which this Transfer Certificate shall have taken effect, without limiting the provisions hereof, each of the New Lender and the Existing Lender hereby acknowledges and confirms to the other that in relation to the portion transferred and referred to in the Schedule variations, amendments or alterations to any of the terms of any of the Revolving Facility Agreement and the Financing Documents arising in connection with any renegotiation or rescheduling of the obligations hereunder shall apply to and be binding on the New Lender alone.

8.	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

THE SCHEDULE

Existing Lender’s Commitment		Portion Transferred

Facility Commitment

Existing Lender’s Participation

Amount	Term	Portion Transferred

[Existing Lender]		[New Lender]

Address:

Telex:

By:		By:

Date:		Date:

SIGNATORIES

The Borrowers

WPP GROUP PLC

By: PAUL DELANEY

WPP FINANCE CO. LIMITED

By: PAUL DELANEY

WPP GROUP U.S. FINANCE CORP.

By: MARY ELLEN HOWE

The Guarantor

WPP GROUP PLC

By: PAUL DELANEY

The Obligors’ Agent

WPP GROUP PLC

By: PAUL DELANEY

The Facility Agent

CITIBANK INTERNATIONAL PLC

By: MATTHEW HOLLAND

The Swingline Agent

CITIBANK, N.A.

By: MATTHEW HOLLAND

The Lenders

BARCLAYS BANK PLC

By: J. ATKINSON

BNP PARIBAS

By: MIKE MOLLOY and FRANÇOIS REGNIER

CALYON

By: RUPERT DOUGALL and OLIVIER HAROU

CITIBANK, N.A.

By: MATTHEW HOLLAND

CITIBANK, N.A. London Branch (for Advances in respect of UK Borrowers)

By: MATTHEW HOLLAND

HSBC BANK PLC

By: MARK LEAHY

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED (SMBCE)

By: JOHN W. TIMMS

THE ROYAL BANK OF SCOTLAND PLC

By: JONATHAN GRAHAM and SCOTT BARTON

WACHOVIA BANK, NATIONAL ASSOCIATION

By: HANS W. SITARZ

BANK OF AMERICA, N.A.

By: DILYS M. ROBERTSON

BANCA INTESA, S.P.A, LONDON BRANCH

By: CHRISTOPHER PIPER and L.F. WYBRANIEC

MERRILL LYNCH BANK USA

By: LOUIS ALDER

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By: KEVIN ADESON

NORDEA BANK AB (publ)

By: ARNE OHLSON and CARIN SAHLIN

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation)

By: MARK WALTON

BANCO SANTANDER CENTRAL HISPANO S.A., LONDON BRANCH

By: STEVEN WAHNON and MARTA SÁNCHEZ-PALENCIA